JOINT VENTURE AGREEMENT


     THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into as of June 30, 1996 by and between AMERITAS LIFE INSURANCE CORP., a Nebraska mutual life insurance company ("ALIC"), and AMERICAN MUTUAL LIFE INSURANCE COMPANY, an Iowa mutual life insurance company ("AML").

                                 R E C I T A L S:
          A. ALIC has heretofore created a wholly owned subsidiary known as Ameritas Variable Life Insurance Company ("AVLIC"), principally engaged in the business of selling variable life and annuity insurance throughout the United States.

     B. In order to facilitate the sale of variable life and annuity insurance by AVLIC, ALIC has heretofore created another wholly owned subsidiary known as Ameritas Investment Corp. ("AIC"), a registered broker-dealer.

     C. AML is now engaged in part in the business of selling various forms of life and annuity insurance, including fixed annuities, throughout the United States.

     D. AML has developed a significant distribution force of approximately 1,800 agents, some of whom are career agents and some of whom are personal producing general agents, as those terms are generally understood in the insurance industry.

     E. AML has investigated various methods of entering the variable life and annuity insurance business.

     F. ALIC has investigated various methods of expanding its distribution of variable life and annuity insurance.

     G. ALIC and AML have now determined that it is in their mutual best interests to enter into a joint venture (the "Joint Venture") whereby ALIC and AML shall combine their various resources, including the variable life and annuity products currently sold by AVLIC and the distribution force currently appointed by AML, to sell the variable life and annuity insurance issued by AVLIC as well as the fixed annuities currently sold by AML.

     H. The parties have determined to form a joint venture holding company into which ALIC will transfer all of its interest in AVLIC and AIC. AML will, in addition to making a capital investment as set forth herein, use all reasonable efforts to encourage its distribution force to accept appointment with AVLIC. Thereafter both parties will direct their sales efforts with respect to variable life and annuity and fixed annuity products, except as otherwise stated herein, only through AVLIC.

     I. Each of the parties recognize that a minimum of five years will be required to permit the Joint Venture to realize the benefits contemplated by this Agreement, and therefore each of the parties commit, on the terms set forth herein, to remain part of the Joint Venture and devote all reasonable efforts to the success of the Joint Venture during the first five years, in order that the Joint Venture is able to operate in an efficient and effective manner, in accordance with good business practices and the terms and conditions of this Agreement.

     J. Each of the parties to this Agreement recognize that each party is committing to the Joint Venture valuable resources and business which, once committed to the Joint Venture, cannot easily be separated from the Joint Venture without great difficulty and incalculable detriment to each party.

     K. The parties commit to treat each other fairly and honestly in connection with the governance of the Joint Venture as provided hereinafter to the end that the business of the Joint Venture is promoted to the fullest extent.

     L. For the convenience of the parties and in consideration of the premises and the mutual promises set forth herein and in the prior version of this Agreement, this amended and restated Agreement is being executed, which Agreement supersedes in their entirety the Joint Venture Agreement dated as of March 8, 1996 and the First Amendment thereto dated as of April 1, 1996.

                               A G R E E M E N T S:

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     The capitalized terms used in this Agreement shall have the meanings set forth below. Other terms are also defined in the text of the Agreement. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

     1.1 "Acceptance Date" shall mean the date on which an offer to purchase Shares pursuant to an Auction as provided in Section 2.6(b) hereof or to sell or purchase Shares pursuant to a Unilateral Auction as provided in Section 2.6(e) hereof is accepted or deemed accepted.

     1.2  "Accounting Firm" shall mean Ernst & Young.

     1.3 "Adjusted Value" shall mean Value, adjusted to exclude Extraordinary Items.

     1.4 "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

     1.5 "Aggregate Investment" shall mean, as of the Exercise Date for any portion of the Option, the sum of (x) the Investment plus a charge equal to 5% per annum on such amount from the Closing Date to the Exercise Date, plus (y) the amount of any capital contribution(s) (not including any exercise price paid in respect of any portion of the Option) made by AML after the Closing Date, plus a charge equal to 5% per annum on each such amount(s) from the date of each such contribution, respectively, to the Exercise Date.

     1.6 "Agreement" shall mean this Agreement, together with the exhibits attached hereto, the Disclosure Schedule and the Contracts and other documents to be executed and delivered respectively by ALIC and/or AML pursuant hereto.

     1.7  "AIC" shall mean Ameritas Investment Corp., a Nebraska corporation.

     1.8 "AIC Statements" shall mean the audited GAAP Statements of AIC for the year ended on December 31, 1994, and quarterly GAAP Statements of AIC for each of the first three quarters of 1995 (and notes relating thereto).

     1.9 "ALIC" shall mean Ameritas Life Insurance Corp., a Nebraska life insurance company.

     1.10 "AML" shall mean American Mutual Life Insurance Company, an Iowa mutual life insurance company.

     1.11 "AML Baseline Weighted Premium" shall be $5.5 million.

     1.12 "AML Parent" shall mean any Person which at any time becomes the direct record owner of all the issued and outstanding capital stock of AML and is in turn a Subsidiary of a mutual insurance holding company authorized and created under Iowa law.

     1.13 "AML Sources" shall mean all members of AML's Distribution Force as of the Closing Date together with any other Persons who are at any time thereafter
(a) appointed as insurance agents or otherwise employed by AML or any Affiliate thereof (other than Holding Company and its Subsidiaries, except as provided in clause (b) hereof) or (b) recruited or introduced by AML or any Affiliate thereof (other than Holding Company and its Subsidiaries) to AVLIC or any other Subsidiary of Holding Company.

     1.14 "AML Weighted Premium" shall mean, for any calendar month, the sum of the amounts, for all Product Categories, calculated by multiplying (x) the First Year Earned Premium of AVLIC from AML Sources during the 12-month period ending on the last day of such month (or, if shorter, the period elapsed from the Closing Date to the last day of such month), for each such Product Category, by
(y) the Product Factor applicable to such Product Category; provided, however, that the amount calculated in respect of the "Fixed Annuities" Product Category by multiplying the amounts described in clauses (x) and (y) above shall be adjusted, if necessary, so that such amount comprises not more than 25% of the AML Weighted Premium for the period as to which the foregoing definition is applied.

     1.15 "Annual Statement" shall mean the annual SAP Statement of AVLIC and/or the separate accounts thereof filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority for the year ended on December 31, 1994.

     1.16 "Assets and Properties" shall mean all assets or properties of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated, as now operated, owned or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, insurance or annuities in force, goodwill and going-concern value.

     1.17 "Auction" shall mean the process described in Section 2.6(b) hereof.

     1.18 "Auction Notice" shall mean a written communication given by a Noticing Party to the other party to this Agreement in order to initiate an Auction as provided in Section 2.6(b) hereof.

     1.19 "AVLIC" shall mean Ameritas Variable Life Insurance Company, a Nebraska life insurance company.

     1.20 "AVLIC or AIC Representative" shall mean any present or former officer, director, employee, agent, consultant or other similar representative of AVLIC, AIC or any predecessor thereof.

     1.21 "AVLIC GAAP Statements" shall mean the audited GAAP Statements of AVLIC for the year ended on December 31, 1994, and quarterly GAAP Statements of AVLIC for each of the first three quarters of 1995 (and notes relating thereto).

     1.22 "AVLIC SAP Statements" shall mean the Annual Statement and the Quarterly Statements.

     1.23 "Benefit Plans" shall mean all employee pension benefit plans, all employee welfare benefit plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health or other and whether key man, group, workers' compensation or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff and supplemental or excess benefit plans, severance benefit programs, and all other benefit Contracts, arrangements or procedures having the effect of a plan, in each case existing on or before the Closing Date under which AVLIC or AIC is or may hereafter become obligated in any manner (including without limitation obligations to make contributions or other payments) and which cover some or all of the AVLIC or AIC Representatives; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including without limitation sick leave, vacation, and (b) directors and officers liability insurance.

     1.24 "Books and Records" shall mean all accounting, financial reporting, Tax, business, marketing, corporate and other files, documents, instruments, papers, books and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

     1.25 "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in New York, New York are authorized or obligated to close.

     1.26 "Business or Condition" shall mean the organization, existence, authority, capitalization, business, licenses, condition (financial or otherwise), cash flow, management, sales force, solvency, prospects, SAP results of operations, insurance or annuities in force, SAP capital and surplus, Liabilities, GAAP results of operation, GAAP income, GAAP book value, net capital ratios or Assets and Properties of a specified Person.

     1.27 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

     1.28 "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.9 hereof.

     1.29 "Closing Confirmation" shall mean the certificate, substantially in the form attached hereto as Exhibit A, required to be executed and delivered by each of ALIC and AML pursuant to Section 2.9(i) hereof which confirms that all conditions to Closing have been satisfied or waived and that the Closing has occurred as of the Closing Date specified therein.

     1.30 "Closing Date" shall mean (a) the later of (i) the fifth Business Day next following or (ii) the last Business Day of the month which includes, the date upon which the last of the orders or approvals described in Sections 5.1, 5.2, 6.1 and 6.2 hereof has been obtained, including without limitation the approvals under all applicable insurance holding company Laws, or (b) such other date as AML and ALIC may mutually agree upon in writing.

     1.31 "Closing Value" shall mean the sum of the Adjusted Value of AVLIC and the Adjusted Value of AIC as of (i) December 31, 1995, if the Closing Date occurs before April 2, 1996, or (ii) the last day of the last full calendar quarter expiring prior to the Closing Date, if the Closing Date occurs on or after April 2, 1996.

     1.32 "Closing Value Financial Statements" shall mean (i) if the Closing Date occurs before April 2, 1996, the audited 1995 year-end GAAP Statements of AVLIC and AIC; and (ii) if the Closing Date occurs on or after April 2, 1996, the unaudited Verified quarterly GAAP Statements of AVLIC and AIC, for the calendar quarter described in clause (ii) of Section 1.30 hereof, together with the audited 1995 year-end GAAP Statements of AVLIC and AIC.

     1.33 "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

     1.34 "Commission" shall mean the Securities and Exchange Commission or any successor thereto.

     1.35 "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity or other commitment, whether written or oral.

     1.36 "Corporate Transaction" shall mean any bona fide merger, consolidation, acquisition of a substantial portion of the capital stock of another Person, acquisition of a substantial portion of the business or assets of another Person, or other similar transaction made or entered into by ALIC or AML or any Affiliate of either (other than Holding Company and its Subsidiaries), provided that such Person is engaged in the business of insurance, has its own Distribution Force or other distribution system and was not previously an Affiliate of such party.

     1.37 "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including without limitation punitive, treble or other exemplary or extra contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries and other experts, and other expenses of litigation or of any claim, default or assessment.

     1.38 "Difference" shall mean 34/66 of the difference between the Closing Value and the 12/31/94 Value.

     1.39 "Disclosure Schedule" shall mean the bound record dated as of the date of this Agreement, as amended, supplemented and revised in accordance with this Agreement, furnished by ALIC to AML, and containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

     1.40 "Disputed Issue" shall mean a question or decision which is not expressly resolved by reference to an express provision of (i) this Agreement, the Service Agreements, the Guaranties, as modified or amended from time to time, or any other written Contract between ALIC and AML, or among ALIC, AML, AVLIC, AIC or any of them, or (ii) any then effective plan of operation, annual budget or business plan for Holding Company, AVLIC or AIC which has been approved by a vote of its board of directors.

     1.41 "Distribution Force" shall mean those Persons appointed by a life insurance company to distribute life insurance and annuity products, including without limitation career agents and personal producing general agents, as those terms are generally understood in the life insurance industry; provided, however, that this term shall not include those individuals described above who are appointed by such life insurance company in connection with and substantially contemporaneous with a Corporate Transaction occurring after the Closing Date, or thereafter, if the party engaging in such Corporate Transaction maintains a separate Distribution Force of the other party to such Corporate Transaction.

     1.42 "Environmental Laws" shall mean any federal, state or local law, statute, ordinance or regulation pertaining to Hazardous Substances, health, industrial hygiene or the environmental condition on or under any property including, without limitation, CERCLA and the Toxic Substance Control Act, and the rules and regulations thereunder.

     1.43 "Exercise Date" shall mean the date on or as of which any portion of the Option is exercised.

     1.44 "Exercise Period" shall have the meaning ascribed to it in Section 2.5(c).

     1.45 "Extraordinary Items" shall mean transactions, changes or effects which are reflected on the Closing Value Financial Statements, the AVLIC GAAP Statements and/or the AIC Statements and (a) which are not in the ordinary course of business; (b) which are the result of changes in accounting principles or estimation methods and procedures from those employed in preparation of the closing balances on such GAAP Statements for the year ended December 31, 1994; or (c) which are the result of realized or unrealized gains or losses on assets held by AVLIC (other than in its separate accounts) or AIC arising from interest rate fluctuations.

     1.46 "First Year Earned Premiums" shall mean (a) all first year insurance and annuity premiums actually received in respect of any insurance or annuity Contracts issued by a specified Person during any calendar month (except to the extent included in a prior month pursuant to clause (b) hereof) together with
(b) all first year premiums, if any, prospectively due and payable under such Contracts for the ensuing eleven-month period.

     1.47 "Fixed Annuities" shall mean annuity Contracts which are backed by the general account of the issuing life insurance company, but shall not include the annuities listed on Exhibit B hereto.

     1.48 "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     1.49 "GAAP Statements" shall mean any and all annual, quarterly or other interim financial statements prepared by or on behalf of a Person (and notes related thereto), which include a balance sheet and a statement of income (and, without limitation, any net capital reports filed with the NASD), whether audited or unaudited, which were prepared in accordance with GAAP and satisfy the standards set forth in Section 3.13(a) hereof.

     1.50 "Guaranty" shall mean (i) that certain Guarantee Agreement of ALIC dated as of July 8, 1991, a copy of which is attached hereto as Exhibit C; and/or (ii) the separate guaranty, dated as of the Closing Date, to be executed by AML and delivered to AVLIC, substantially in the form attached hereto as Exhibit D; and/or any guaranty which may be executed by any AML Parent pursuant to Section 2.8(j) hereof.

     1.51 "Guaranty Payment" shall mean a payment made by ALIC, AML or any AML Parent of any amount under its respective Guaranty.

     1.52 "Hazardous Substance" shall mean (i) any and all hazardous, toxic or dangerous waste, substance, pollutant, contaminant, radiation or material defined as such in (or deemed as such for purposes of) CERCLA, at the Closing Date, or any other Environmental Law and (ii) any petroleum or petroleum-based products.

     1.53 "Holding Company" shall mean AMAL Corporation, a Nebraska corporation to be formed pursuant to Section 2.1 hereof.

     1.54 "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

     1.55 "Initial Investment" shall mean $17.77 million in cash, which amount shall be contributed by AML to Holding Company at the Closing as provided in
Section 2.1 hereof.

     1.56 "Inside Director" shall mean a director of Holding Company, AVLIC or AIC who is a full-time employee of ALIC, AML, Holding Company, AVLIC, AIC or any Affiliate of any of the foregoing.

     1.57 "Intercompany Liabilities" shall mean Liabilities between AVLIC or AIC, on the one hand, and, on the other, ALIC or any other Affiliate of ALIC, AVLIC or AIC or any officer or director of any of the foregoing or any Affiliate or business venture (other than Holding Company and its Subsidiaries) in which any of the foregoing have any material interest.

     1.58 "Investment" shall mean the Initial Investment plus or minus the Difference.

     1.59 "Joint Venture" shall have the meaning ascribed to it in the Recitals to this Agreement.

     1.60 "JV Baseline Weighted Premium" shall mean the sum of the amounts, for all Product Categories, calculated by multiplying (x) the First Year Earned Premiums of AVLIC during 1995 in respect of Variable Products and the First Year Earned Premiums of ALIC during 1995 in respect of Fixed Annuities by (y) the Product Factor applicable to such Product Category.

     1.61 "JV Weighted Premium" shall mean, for any month, the sum of the amounts, for all Product Categories, calculated by multiplying (x) the First Year Earned Premiums of AVLIC from all sources during the 12-month period ending with the close of business on the last day of such month (or, if shorter, the period elapsed from the Closing Date to the last day of such month), for each such Product Category, by (y) the Product Factor applicable to such Product Category.

     1.62 "Knowledge of ALIC" shall mean the actual knowledge of any director, officer, manager or supervisor of ALIC, AVLIC or AIC, or knowledge which should have been obtained by any such individual in the normal course of performing the duties attendant to his or her position.

     1.63 "Knowledge of AML" shall mean the actual knowledge of any director, officer, manager or supervisor of AML, or knowledge which should have been obtained by any such individual in the normal course of performing the duties attendant to his or her position.

     1.64 "Laws" shall mean all laws, statutes, ordinances, regulations and other pronouncements having the effect of law of the United States of America or any state, commonwealth, city, county, municipality, territory, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau or instrumentality thereof.

     1.65 "Liabilities" shall mean all debts, obligations and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due, which are recognized as liabilities in accordance with SAP (other than "Interest Maintenance Reserves" and "Asset Valuation Reserves") and/or GAAP.

     1.66 "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give or to refrain from giving any of the foregoing other than Permitted Encumbrances.

     1.67 "Low Load Products" shall mean Variable Products which pay de minimis or no direct first year or renewal sales commissions and which are marketed as "low load" products within the meaning of applicable Laws and as commonly understood in the insurance and/or securities industries.

     1.68 "Major Issue" shall mean a question or decision which, alone or in the aggregate with related questions or decisions, would have or would reasonably be expected to have a financial impact of more than $1,000,000 on the operations, finances, capitalization or strategic direction of Holding Company or any of its Subsidiaries, other than as set forth in any plan of operation or annual budget or business plan which has been approved by the board of directors of Holding Company.

     1.69 "Material Issue" shall mean a question or decision which, alone or in the aggregate with related questions or decisions,

          (a) would have or would reasonably be expected to have a financial impact of more than $1,000,000 on the operations, finances, capitalization or strategic direction of Holding Company or any of its Subsidiaries, other than as set forth in any plan of operation or annual budget or business plan which has been approved by the board of directors of Holding Company;

          (b) would have or would reasonably be expected to have a significant impact on the Distribution Force of AVLIC or on any regulatory approvals or insurance ratings of AVLIC;

          (c) involves the marketing by Holding Company or its Subsidiaries of a new product line or through a new method of distribution;

          (d) would or might involve Holding Company, AVLIC, AIC or any other Subsidiary in any potential violation of applicable Law that would or would reasonably be expected to have a material adverse effect on Holding Company or any Subsidiary thereof; or

          (e) is a matter which the board of directors has been unable to resolve as provided in Section 2.6(a).

Except as otherwise agreed in writing at the time the question or decision arises, a Material Issue shall not occur in relation to:

          (1) any action reasonably attendant to the day to day operation of Holding Company or any Subsidiary thereof; or

          (2) any matter which is expressly resolved by reference to an express provision of

               a) this Agreement, the Service Agreements, the Guaranties or any other written Contract between ALIC and AML, as modified or amended from time to time,

               b) any then effective plan of operation, annual budget or business plan for Holding Company, AVLIC or AIC which has been approved by a vote of its board of directors, or

               c) any applicable resolution of the board of directors of Holding Company, AVLIC or AIC (or action of the executive committee of AVLIC or AIC) which has not been withdrawn and has not been the subject of a subsequent vote in which the board of directors (or executive committee) was unable to resolve such matter.

     1.70 "NASD" shall mean the National Association of Securities Dealers, Inc.

     1.71 "Notice of Election" shall mean the written notice given to the Selling Party by the other party to this Agreement as provided in Section 2.8(a)(2)(b) hereof.

     1.72 "Noticing Party" shall mean a party to this Agreement who gives an Auction Notice to the other party to this Agreement.

     1.73 "Offering Party" shall mean a party who receives a Unilateral Auction Notice.

     1.74 "Option" shall have the meaning ascribed to it in Section 2.5 hereof.

     1.75 "Option Period" shall mean the five-year period which begins on the day following the Closing Date and ends at 11:59 p.m. on the fifth anniversary of the Closing Date.

     1.76 "Option Ratio" shall mean, for any calendar month, the ratio of the JV Weighted Premium for such month to the JV Baseline Weighted Premium.

     1.77 "Other Party" shall mean a party who receives an Offering Party's offer in connection with a Unilateral Auction as provided in Section 2.6 hereof.

     1.78 "Outside Director" shall mean a director of Holding Company, AVLIC or AIC who may be a director of ALIC or AML, but who is not a full-time employee of ALIC, AML, Holding Company, AVLIC or AIC or any Affiliate of any of the foregoing.

     1.79 "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for Taxes, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, Contracts (other than Contracts for the payment of money) or leases to which ALIC or any of its Affiliates is a party as lessee made in the ordinary course of business, (iv) deposits securing public or statutory obligations of ALIC or any of its Affiliates; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $100,000 at any time outstanding, to the extent not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which ALIC or any of its Affiliates is a party; (vii) pledges or deposits effected by ALIC or any of its Affiliates as a condition to obtaining or maintaining any license of such Person; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (ix) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value or marketability of such real property, leases or leasehold estates; and (x) Liens under the provisions of insurance policies and annuities in force and reinsurance and coinsurance contracts in force.

     1.80 "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority or business organization.

     1.81 "Prime Rate" shall mean the highest prime rate or base rate of interest publicly announced by any of Citibank, N.A., Chase Manhattan, N.A. or Bank of America, N.A., or any successor to any of the foregoing.

     1.82 "Product Categories" shall mean those types of insurance and annuity products set forth in the definition of the term "Product Factor." These categories are further defined to include the following premiums:

     Variable annuities:           Premiums paid in respect of all current and
                                   future annuity contracts filed as Variable
                                   Products by AVLIC and approved by the
                                   Commission.

     Variable life-repetitive:     Premiums paid in respect of current and
                                   future AVLIC life insurance contracts that are Variable Products up to the premium established and published by AVLIC as the "target premium."

     Variable life-dump ins:       Premiums paid in respect of current and
                                   future AVLIC life insurance contracts that are Variable Products which are in excess of the published "target premium."

     Variable life-single premium: The single premium paid in respect of current and future AVLIC single premium life
                                   insurance Contracts that are Variable
                                   Products.

     Fixed annuities:              Premiums paid in respect of Fixed Annuities
                                   issued by AVLIC which are not filed with or approved by the Commission.

     1.83 "Product Factor" shall mean, for any Product Category, the percentage set forth below:

          Product Category              Percentage
                  Variable annuities                  1.8%
                  Variable life
                  --repetitive                       35.0%
                  --dump ins                          6.0%
                  --single premium                    1.8%
                  Fixed annuities                     1.5%

   1.84 "Proposed Purchaser" shall mean a Third Party which is not an Affiliate to whom ALIC or AML proposes to sell, assign or otherwise transfer its Shares in a bona fide transaction pursuant to Section 2.8(a)(2) hereof.

   1.85 "Quarterly Statement" shall mean the quarterly SAP Statements of AVLIC and/or the separate accounts thereof filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority for each of the first three quarters of 1995.

   1.86 "Real Estate" shall mean any real property, fixtures and interests therein, including without limitation leasehold interests.

   1.87 "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, dumping or other disposal, or any escaping or migrating, in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused, not permitted by or in compliance with Environmental Laws.

   1.88 "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which AVLIC is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

   1.89 "SAP Statements" shall mean any and all annual, quarterly or other interim financial statements prepared by or on behalf of a Person and/or its separate accounts (and notes related thereto), which include a balance sheet and a statement of income, whether audited or unaudited, which were prepared in accordance with SAP and satisfy the standards set forth in Section 3.12 hereof.

   1.90 "Selling Party" shall mean the party to this Agreement who proposes to sell, assign or otherwise transfer its Shares to a Proposed Purchaser in a bona fide transaction pursuant to Section 2.8(a)(2) hereof.

   1.91 "Service Agreements" shall mean the (i) the Service Agreement dated as of the Closing Date, among AVLIC, ALIC and AML, substantially in the form attached hereto as Exhibit E; and (ii) the Service Agreement dated as of the Closing Date between AIC and ALIC, substantially in the form attached hereto as Exhibit F.

   1.92 "Shares" shall mean all issued and outstanding shares, par value $1.00 per share, of the capital stock of Holding Company.

   1.93 "Statement" shall mean the statement on Form A to be filed by AML pursuant to Neb. Rev. Stat. Section 44-2126 with the Director of Insurance for the State of Nebraska, which Statement shall seek approval of the full implementation of this Agreement and acknowledge that immediately after the Closing ALIC shall possess more than 50% of the equity interest in Holding Company (and indirectly, in AVLIC), and that ALIC accordingly shall possess the power as shareholder to exercise control over those entities.

   1.94 "Subsidiary" shall mean each of those Persons, regardless of jurisdiction of organization, of which a specified Person, directly or indirectly through one or more Subsidiaries, owns beneficially securities having more than 50% of the voting power in the election of directors (or Persons fulfilling similar functions or duties) of such Person, without giving effect to any contingent voting rights.

   1.95 "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any subdivision, agency or other similar Person of the United States or any such government whether payable directly or by withholding and whether or not requiring the filing of a return; and such term shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

   1.96 "Tax Returns" shall mean any report, return or other information required to be provided to or filed with a taxing or other governmental authority in connection with Taxes.

   1.97 "Third Party" shall mean a Person other than ALIC or AML.

   1.98 "Transfer Notice" shall mean the notice describing the material terms of the bona fide offer of a Proposed Purchaser to a Selling Party, which notice shall be in reasonable detail and shall include, without limitation, the proposed purchase price, the amount and kind of consideration to be paid and the identity of the Proposed Purchaser.

   1.99 "12/31/94 Value" shall mean the sum of the Value of AVLIC and the Value of AIC, both as of December 31, 1994.

   1.100 "Unilateral Auction" shall mean an auction in which one party to this Agreement is required to submit an offer to the other party to this Agreement specifying a price per Share at which it will either sell its Shares or purchase the other party's Shares, in accordance with Section 2.6(e) hereof.

   1.101 "Unilateral Auction Notice" shall mean a written communication given by one party to this Agreement to the other party to invoke a Unilateral Auction.

   1.102 "Value" shall mean the book value of a specified Person as of a specified date, measured in accordance with GAAP based on an audited GAAP Statement or, if otherwise permitted herein, a Verified unaudited GAAP Statement.

   1.103 "Variable Products" shall mean life insurance policies and/or annuities under which (i) the policyholder has the right to assume the investment risk (including loss of principal), in whole or in part, and (ii) the policyholder has the right to direct the manner in which the policy or annuity funds shall be invested and the policyholder's options shall include at least one separate account.

   1.104 "Verified" shall mean accompanied by a representation that the subject financial statement is prepared in accordance with GAAP and with all applicable laws, and presents fairly, in all material respects, all the information contained therein, including without limitation the assets, Liabilities, and capital and surplus of the subject Person as of the date thereof, and such Person's results of operations and cash flows for and during the respective periods covered thereby, and is accompanied by a signed statement to such effect by the chief financial officer of the subject Person.

   1.105 "Work Papers" shall mean all summaries, calculations compilations and similar written documentation derived from the Books and Records of AVLIC or AIC and used or prepared by accountants in the process of computing the Value of such companies.


                                    ARTICLE II

                       FORMATION AND TERMS OF JOINT VENTURE

   At the Closing, ALIC and AML shall enter into the Joint Venture on the following terms and conditions, and at and following the Closing, the occurrence of which shall be evidenced by the execution and delivery of the Closing Confirmation, the provisions of this Article II together with the provisions of Articles XII and XIII and any agreements or other documents executed pursuant to this Article II shall survive and shall constitute the entirety of the parties' agreements with respect to the Joint Venture.

   2.0 Purpose of Joint Venture. The purpose of the Joint Venture shall be to own and manage AVLIC and AIC as provided herein, and to acquire, manage, transfer, dissolve and/or otherwise operate such other Persons and/or business operations as the parties may determine from time to time. Holding Company shall have such powers as are necessary or appropriate to carry out the purposes of the Joint Venture, including without limitation the following powers:

        (a) to own, form, manage, operate, sell, transfer and dissolve any Subsidiary;

        (b) to borrow money and to guarantee the obligations of any Subsidiary for any business, object or purposes of the Joint Venture from time to time, without limit as to amount, and to secure the payment thereof by the creation of any Lien;

        (c) to make such investments as the board of directors of Holding Company or any Subsidiary thereof deems advisable;

        (d) to open, maintain and close bank accounts, to draw checks and other orders for the payment of money;

        (e) to employ and dismiss from employment any and all employees, agents or independent contractors;

        (f) to sue and to defend suits and to prosecute, settle or compromise claims by or against others;

        (g) to enter into, make and perform all such Contracts as may be necessary or advisable or incident to the carrying out of the foregoing purposes;

        (h) to exercise such additional powers as are granted by the Laws of the State of Nebraska, including those powers granted to a Nebraska corporation under the provisions of the Nebraska Business Corporation Act which are not otherwise inconsistent with any specific provision of this Agreement; and

        (i) to take such other actions as the board of directors of Holding Company may deem necessary or advisable in connection with the business of the Joint Venture, including the retention of agents, independent contractors, attorneys, accountants and other experts selected by such board of directors on behalf and at the expense of Holding Company, and in connection with the preparation and filing of all Joint Venture Tax Returns.

   2.1 Formation of Holding Company. Prior to the Closing, the parties shall cause to be taken all actions necessary to form Holding Company, with 10,000 Shares of capital stock, par value $1.00 per Share, authorized for issuance.
The articles of incorporation of Holding Company shall be as set forth in Exhibit H hereto. Prior to the Closing, the parties shall, as incorporators, adopt Bylaws for Holding Company in the form attached hereto as Exhibit K, elect the Directors nominated by the parties in accordance with Section 2.4(a) hereof, and elect the initial officers of Holding Company as provided in Section 2.4(f) hereof. At the Closing, ALIC shall contribute or cause to be contributed 100% of the capital stock of AVLIC and AIC to Holding Company, free and clear of all liens and encumbrances of any kind whatsoever, and AML shall contribute a cash amount equal to the Initial Investment. One hundred Shares shall thereupon be issued as follows: 66 to ALIC and 34 to AML, and such Shares shall constitute all of the then issued and outstanding Shares of Holding Company.

   2.2  Capitalization of Holding Company.

        (a) Holding Company shall make a capital contribution to AVLIC equal to the cash it receives on the Closing Date, less an amount sufficient to pay expenses and any obligation of Holding Company pursuant to Section 2.10(b) hereof.

        (b) During the term of the Joint Venture, ALIC and AML shall fund capital calls of Holding Company when necessary to permit Holding Company to maintain AVLIC's and/or AIC's capital, as determined by action of the board of directors of Holding Company declaring a capital call. Each party shall pay that portion of the aggregate capital contribution which is equal to its proportionate share of the then outstanding Shares of Holding Company.

        (c) In the event any Guaranty Payment is made, then each of ALIC and AML shall indemnify the other so that, after such indemnification payments are made hereunder, the relative amounts paid with respect to such obligation by the parties under their respective Guaranties and under this Section 2.2(c) are proportionate to the parties' ownership of the Shares as of the date such Guaranty Payment was made. For this purpose and for purposes of the following sentence, any payments made by any AML Parent described in Section 2.8(j) hereof under its separate Guaranty shall be treated as payments made by AML. In accordance with the foregoing, following any transaction in which either ALIC or AML becomes the owner of all of the Shares, such owner shall indemnify the other party for the full amount of any payment made under such other party's Guaranty following the closing of such purchase. The provisions of this Section 2.2(c) shall survive termination of the Joint Venture.

        (d)  If and when Holding Company receives any amounts under Section
2.5 in respect of the exercise of any portion of the Option, Holding Company shall, unless the board of directors of Holding Company otherwise determines, make a capital contribution to AVLIC in an amount equal to 90% of such amount received.

   2.3  Distribution Efforts and Competition.

        (a) Except as otherwise provided in Subsection (c) below, ALIC and AML shall use all reasonable efforts and take all reasonable actions to encourage their respective Distribution Forces, consistent with the requirements of law and to the extent not prohibited by any other applicable Contract executed prior to the date of this Agreement, to accept appointment by AVLIC and to distribute the Variable Products and Fixed Annuities of AVLIC. More specifically, AML shall commit to take the actions set forth in the marketing plan set forth as Exhibit I to this Agreement.

        (b) Except as otherwise provided in Subsection (c) below, while the Joint Venture is in effect, neither AML nor ALIC nor any Affiliate of either (other than Holding Company and its Subsidiaries) shall, directly or indirectly, or in combination with any other Person, (i) sell, issue, sponsor or provide any Variable Products or Fixed Annuities except Variable Products or Fixed Annuities of AVLIC; or (ii) provide any incentive, value, inducement, recognition or other reward for any member of its Distribution Force or any other agent, employee or representative thereof for selling any Variable Products or Fixed Annuities which are not AVLIC products; provided, however, that the foregoing limitation shall not limit either party's right to distribute any Variable Product or Fixed Annuity product of any Person other than AVLIC, or to provide any incentive described in clause (ii) above, in any state until and unless AVLIC has obtained all licenses and approvals necessary or appropriate to permit a comparable product of AVLIC to be distributed in such state.

        (c) The limitations in Sections 2.3(a) and (b) hereof shall not apply to:

             (1) the distribution by ALIC of its Low Load Products, which may be sold through such marketing channels as ALIC may determine in its reasonable discretion, including without limitation through non-commission-earning financial planners and ALIC's Affiliate, Veritas Corp.; provided, however, that ALIC's Low Load Products shall not be sold by or through ALIC's or AVLIC's Distribution Force in any state in which AVLIC has obtained all licenses and approvals necessary or appropriate to permit a comparable product of AVLIC to be distributed in such state (but de minimis sales in violation of this clause shall not be deemed a material breach of this Agreement);

             (2) the distribution of group fixed annuities and group Variable Products of ALIC, which may include an option to convert all or part of such Contract to a Fixed Annuity or an annuity which is a Variable Product upon retirement, sold by ALIC's pension department to group pension and retirement plans or the individual members of such group pursuant to Sections 403(b) or 457 of the Code;

             (3) the solicitation or acceptance by ALIC or AML of renewals, replacements, or other continued or increased Fixed Annuity contributions by Persons who have had annuity policies with such party on or prior to the Closing Date;

             (4) the distribution, following any Corporate Transaction of ALIC, of Variable Products or Fixed Annuities through marketing channels which do not include the Distribution Force of ALIC, or the distribution, following any Corporate Transaction of AML, of Variable Products or Fixed Annuities through marketing channels which do not include the Distribution Force of AML;

             (5) the acquisition and servicing by either party of any existing Variable Products or Fixed Annuity business originated by a Third Party, and any associated renewals, replacements or other continued or increased contributions by holders of such Variable Products or Fixed Annuities; or

             (6) any distribution activities of any employees or agents of AmerUs Bank or any of its subsidiaries; provided, however, that AML must employ all reasonable efforts, in accordance with applicable law, to encourage the employees or agents of AmerUs Bank who are registered representatives to accept appointment with AVLIC and to distribute the Variable Products and Fixed Annuities of AVLIC.

        (d) While the Joint Venture is in effect and for a period of two years thereafter, neither AML nor ALIC nor any Affiliate of either (other than Holding Company and its Subsidiaries) shall, directly or indirectly, or in combination with any other Person,

             (1) knowingly appoint, employ, recruit or otherwise solicit or engage as an employee or as a member of its Distribution Force any individual who was, within two years prior to such appointment, a member of the Distribution Force of the other party to this Agreement or any Affiliate thereof (other than Holding Company and its Subsidiaries) or an employee of such other party or any Affiliate thereof (other than Holding Company and its Subsidiaries);

             (2) except with the prior written agreement of the other party to this Agreement, utilize, directly or indirectly, for any purpose other than the business interests of the Joint Venture, any policyholder information, customer lists or other proprietary material of or relating to Holding Company or its Subsidiaries; provided, however, that any such action on the part of individual members of a party's Distribution Force with respect to such information shall not be deemed to violate this section; and provided further that this provision shall not prevent either ALIC or AML or any of their Affiliates (other than Holding Company and its Subsidiaries) from utilizing the policyholder information, customer lists or other proprietary material which it has developed with respect to any Person who is a customer of such Person or of an Affiliate thereof (other than Holding Company or its Subsidiaries) and who is also a customer of Holding Company or a Subsidiary thereof; or

             (3) solicit policyholders and other customers of Holding Company and/or its Subsidiaries for the purpose of attempting to replace any policy issued by or other product sold by or through Holding Company and/or its Subsidiaries with a policy issued by or product sold through such party or its Affiliates; provided, however, that incidental violations of this limitation by individual insurance agents shall not be deemed to violate this section absent evidence that the violations resulted from a marketing plan, scheme or effort of the party by which such agent is appointed.

        (e)  ALIC or AML or any Affiliate of either (other than Holding
Company and its Subsidiaries) may make and/or enter into such acquisitions, divestitures, mergers, consolidations, reorganizations or other transactions affecting its corporate structure as each may in its sole discretion determine; provided that if any such transaction involves or constitutes a change of control with respect to ALIC or AML, then the other party shall have the right in its sole discretion to give, within thirty days after such party receives notice of such change of control, a Unilateral Auction Notice to the party engaging in such transaction. A "change of control" shall occur if a majority of the board of directors of an entity or, if an ultimate parent exists at such time, the board of directors of such ultimate parent, shall consist of individuals who were not directors of such entity prior to such transaction or who were not nominated for board membership by such directors.

        (f) The parties intend that AVLIC shall develop and market its own Low Load Product(s).

   2.4 Governance and Control. The following provisions shall be implemented as soon as practicable after the Closing, and the governance arrangements and the agreements of ALIC and AML which are set forth in this Section 2.4 shall be continuing obligations of the parties throughout the continuance of the Joint Venture, except as otherwise expressly provided in this Agreement:

        (a) The board of directors of Holding Company shall be comprised of eight members, four of whom shall be selected by ALIC and four of whom shall be selected by AML. Of the four directors selected by each party, two shall be Inside Directors and two shall be Outside Directors.

        (b) As soon as possible after the Closing, the parties shall take all action necessary to cause Lawrence J. Arth to be elected as the Chief Executive Officer of Holding Company and of AVLIC. The Chief Executive Officer's term of office at both Holding Company and AVLIC shall continue for five years from the Closing Date or until a successor is duly elected by a majority of the board of directors of Holding Company at an earlier date.

        (c) ALIC and AML shall cause the boards of directors of AVLIC and of AIC to be comprised of six members, three of whom shall be selected by ALIC and three of whom shall be selected by AML. All such directors shall be Inside Directors.

        (d) ALIC and AML shall cause the board of directors of each of AVLIC and of AIC to form an executive committee consisting of two directors, one of whom shall be selected by ALIC and one of whom shall be selected by AML; provided that such selections must be mutually acceptable to both parties in their reasonable discretion. As soon as possible after the Closing, ALIC shall take all action necessary to select Kenneth C. Louis as its initial appointee to each such executive committee, and AML shall take all action necessary to select D T Doan as its initial appointee to each such executive committee, and the parties agree that those selections are mutually acceptable. Any action of either executive committee shall require the unanimous vote of both of its members, and if one member is not present or is unable to vote on such matter, or in the event of a vacancy, then the executive committee shall not take any action until two members selected in accordance with this subsection (d) are able to vote. The executive committees of AVLIC and AIC shall have such duties as the respective board of directors may direct, but it is understood that the Chief Executive Officer of each of AVLIC and AIC shall report to the executive committee of such entity.

        (e) ALIC and AML shall jointly cause to be selected an individual who was not previously an employee of either party, and the parties shall cause such individual to be elected as President of AVLIC. The President of AVLIC shall report to the Chief Executive Officer of AVLIC.

        (f) ALIC and AML shall jointly cause to be elected as the initial officers of Holding Company, AVLIC and AIC those individuals as set forth on Exhibit J hereto.

        (g) The following provisions shall govern the boards of directors of each of Holding Company, AVLIC and AIC:

             (1) Any action of the board of directors shall require the affirmative vote of a majority of the full number of directors specified in this Agreement, whether or not each director is present and/or eligible to vote on such matter, and whether or not any vacancy occurs with respect to one or more seats on such board.

             (2) Upon the express written direction of ALIC or AML, which may be given at any time in the sole discretion of either party, with or without cause, ALIC and AML shall together take such actions as may be necessary to remove any director or committee member selected and/or appointed by the party giving such direction, without prior notice or delay. In the event a vacancy occurs, whether due to resignation, death, removal or other cause, then the party which selected and/or appointed the director or committee member who vacated such position shall promptly select and/or appoint a new director and/or committee member, whom the parties shall promptly cause to be elected to fill such vacancy.

             (3) Any two members of the board of directors may, upon written request directed to the Secretary or the Chairman of the corporation,

                  a)   call a meeting of the board of directors;

                  b) place any matter on the agenda for any meeting of the board of directors; and/or

                  c) call for a vote on any agenda item during any meeting of the board of directors.

             (4) To the extent not inconsistent with the specific provisions set forth above, the board of directors may form such committees and elect such officers as may be necessary or appropriate. Except as otherwise specifically provided above, the term of office for any officer of Holding Company, AVLIC and AIC shall be one year. Any office not filled by reelection or new election by action of the board of directors shall remain vacant, provided, however, that neither party may, without the consent of the other, arbitrarily cause the directors appointed by it to refuse to vote in such election.

        (h) As soon as possible after the Closing, the parties shall take all action necessary to adopt the by-laws set forth as Exhibits K, L and M hereto as the by-laws of Holding Company, AVLIC and AIC, respectively.

        (i) In the event that any vote by the shareholder (Holding Company) of AVLIC or AIC is required at any time, such vote shall be made only after and in accordance with a vote of the Board of Directors of Holding Company.

        (j) Any Contract of AVLIC with AIC, Holding Company, ALIC and/or AML shall be effective only upon approval by the board of directors of AVLIC; any Contract of AIC with AVLIC, Holding Company, ALIC and/or AML shall be effective only upon approval by the board of directors of AIC; and any Contract of Holding Company with AVLIC, AIC, ALIC and/or AML shall be effective only upon approval by the board of directors of Holding Company. Until and unless such approval is obtained, any such Contract shall be void ab initio.

   2.5 Option. From and after the Closing, AML shall have the option to acquire newly issued Shares of Holding Company which would, together with prior issuances of Shares to AML, total up to 49% of the outstanding Shares of Holding Company (the "Option"), on the terms and subject to the conditions set forth in this Section 2.5.

        (a) The Option shall not be exercisable pursuant to Sections 2.5(b) and (c) hereof until and unless the AML Weighted Premium, for at least one calendar month at any time during the Option Period, exceeds the AML Baseline Weighted Premium.

        (b) Subject to Section 2.5(a) hereof, the Option shall be exercisable by AML in three portions, which may be exercised singly or sequentially with one or both of the other portions, and shall be exercised in the order set forth below. Each portion of the Option shall individually permit AML to acquire that number of newly issued Shares which will, when added to AML's existing Shares, increase AML's percentage ownership of the aggregate outstanding Shares by 5%. If and to the extent that, in any calendar month, any of the Option Ratio percentage(s) set forth below is(are) met or exceeded, then the corresponding 5% portion(s) of the Option shall be exercisable, at the exercise price(s) which are set forth below and are expressed as a percentage of the Aggregate Investment. AML's aggregate percentage ownership of the Shares following its exercise of each such portion of the Option shall be as set forth below.


                                     Exercise Price
                                         as a % of           Post-Exercise
                Option Ratio      Alternate Investment   Aggregate % of Shares
                ------------       -----------------------------------------

                    200%                   24.1%                 39%
                    300%                   28.4%                 44%
                    400%                   34.0%                 49%


        (c) To the extent any portion(s) of the Option become(s) exercisable in accordance with the provisions of this Section 2.5, AML shall, in order to exercise such portion(s) of the Option, give ALIC written notice of AML's intention to exercise such portion(s) of the Option within 30 days after the parties determine that such portion(s) of the Option is (are) exercisable, and shall consummate the exercise of such portion(s) of the Option within 60 additional days; provided, however, that if, in the opinion of counsel to AML, the approval of the Director of Insurance of the State of Nebraska is required to exercise such portion of the Option, then that 60 day period shall be extended to one year for AML to secure such approval and exercise such portion of the Option (as to any exercisable portion of the Option, the "Exercise Period"). Prior to the expiration of the Exercise Period, AML shall designate a time at which it shall consummate such exercise at the offices of Holding Company and/or AVLIC in Lincoln, Nebraska or such other place as the parties may reasonably agree. At such time and place, AML shall pay to Holding Company the exercise price specified in Subsection 2.5(b) hereof, in cash or by wire transfer of immediately available funds, and Holding Company shall cause to be delivered the certificates representing the Shares purchased pursuant to such exercise.

        (d) Any failure by AML to exercise any portion(s) of the Option during the Exercise Period applicable to such portion(s) shall cause the following consequences, effective at the end of such Exercise Period:

             (1) Such unexercised portion(s) of the Option and any and all other portion(s) of the Option which have not previously been exercised shall lapse and shall be of no further force or effect; and

             (2) Sections 2.4(a), (c), (d) and (g)(1) of this Agreement shall be null and void, and each of the shareholders of Holding Company shall thenceforth be entitled to elect that portion of the directors of Holding Company, AVLIC and AIC which corresponds to its then percentage ownership of the Shares.

        (e) To the extent the Option or any portion(s) thereof does(do) not become exercisable during the Option Period in accordance with the provisions of Sections 2.5(a) and (b) hereof, then ALIC may in its sole and absolute discretion, at any time after the expiration of the Option Period, give notice to AML that it is waiving all of the limitations in Sections 2.5(a) and (b) of this Agreement which, by their terms, prevented the Option from becoming exercisable, and AML shall thereupon be entitled to exercise the Option in accordance with Subsection 2.5(c) hereof.

   2.6  Dispute Resolution and Auction.

        (a) If at any time during the continuation of the Joint Venture the board of directors of AVLIC or AIC is unable to resolve any matter which has not previously been agreed to or decided by a written agreement of the parties or by a vote of such board of directors taken within the prior six months, then such matter shall be referred to the board of directors of Holding Company. If the board of directors of Holding Company is unable to resolve any matter which has been the subject of a vote of the directors (whether referred from the board of directors of AVLIC or AIC or otherwise), then:

             (1) that matter shall be referred to the Outside Directors of Holding Company, and the Outside Directors shall within 15 Business Days attempt to resolve such matter using such means of communication or meetings as may be appropriate under the circumstances; and

             (2) if such matter remains unresolved at the end of the 15-Business Day period described in the foregoing paragraph, then the parties shall within ten additional Business Days select a mediator mutually agreeable to the parties or submit the disagreement to mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediator shall not have authority to impose a settlement upon the parties, but will attempt to help ALIC, AML and/or their respective appointees to the board of directors of Holding Company work in good faith to reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in his or her judgment, further efforts at mediation would not contribute to a resolution of the submitted disagreement. Any fees and expenses related to such mediation shall be paid one-half by ALIC and one-half by AML.

Until and unless the disputed matter is resolved in accordance with the provisions of this Agreement, and after the Outside Directors have attempted and have been unable to resolve such matter as provided above, no action shall be taken by any officer of Holding Company or any Subsidiary thereof which would affect the subject matter of the dispute. Such officers may, however, continue to perform all of the duties of their respective offices with regard to any other matters.

        (b) After the expiration of five years from the Closing Date, in the event that any Disputed Issue which is a Major Issue remains unresolved following the efforts at resolution described in Section 2.6(a), then within 30 days after the conclusion of such efforts, either party may, by giving an Auction Notice to the other, initiate an Auction, as described below:

             (1) In the event the party receiving such Auction Notice disputes that the question or decision is a Major Issue, such party must give notice of such dispute to the other party within 15 days of its receipt of the Auction Notice and, if such party fails to give such notice, the question or decision shall be conclusively deemed to be a Major Issue and any claim or argument to the contrary shall be waived. ALIC and AML agree that any disputes arising out of or relating to the determination of whether a question or decision constitutes a "Major Issue" shall be settled by arbitration in accordance with the Rules of the American Arbitration Association (the "AAA Rules") and the Federal Arbitration Act. The determination of the arbitrator shall be expedited to the fullest extent possible, consistent with the AAA Rules, and such determination shall be deemed final. In the event arbitration is invoked as provided herein, the time periods set forth below for the conduct of the Auction shall not begin to run until after the arbitrator's decision is received by the parties.

             (2) In the event an Auction Notice is given in accordance with this provision, then the Noticing Party shall, within 60 days after giving the Auction Notice, deliver to the other party an offer specifying the per-share price at which it would purchase the other party's Shares.

             (3) Within 60 days after the date of the Auction Notice or, if later, within ten days after the Noticing Party delivers the offer described in subparagraph (2) above, the other party may deliver to the Noticing Party an offer specifying the per-share price at which it would purchase the Noticing Party's Shares.

             (4) The Auction shall continue with the submission of subsequent offers, if any, by each party within ten Business Days of receipt of the other party's previous offer in accordance with the provisions of this Section 2.6(b), until (x) any such ten-day period expires without the submission of an offer by the party entitled to submit same and, in such event, the previous offer made by the other party shall be deemed accepted immediately prior to the expiration of such period; or (y) one party delivers to the other a written acceptance of the other party's then present offer.

             (5) Each offer submitted in accordance with this Section 2.6(b) shall be in writing, shall be delivered by hand, courier service, overnight mail or delivery service, or telecopy, and shall be effective at the addresses set forth in Article XII hereof when duly given (pursuant to Article XII hereof) within the time periods specified above, as such time periods are extended or modified by written agreement of the parties. Each offer hereunder shall be an unconditional offer (subject only to any required approval of the Director of Insurance for the State of Nebraska) to purchase all, but not less than all, of the other party's Shares, for an amount payable in cash at a closing in accordance with this Section 2.6(b), and each offer must be at least one half of one percent (0.5%) higher than the preceding offer, but in all events such increase in the per-Share offer shall be an amount which, when multiplied by the aggregate number of Shares outstanding, equals at least $500,000. Each offer shall, once made, be irrevocable until the earlier of (x) the expiration of the period within which the other party may submit its own offer; or (y) the other party actually submits its own offer.

             (6) The party whose offer is accepted as provided herein shall, within one year after the Acceptance Date (or any shorter period as such party may determine), or as otherwise provided in Section 2.6(b)(7) below, consummate its purchase of all the Shares held by the other party. During the period prior to the closing of the purchase and sale transaction, the seller shall cooperate fully with the purchaser in all respects, including but not limited to full cooperation and assistance in obtaining any necessary approvals from the Director of Insurance for the State of Nebraska and all actions necessary to facilitate such closing and to continue the operation of the business (provided, however, that the seller shall not be required to undertake such cooperation, assistance or actions which involve significant out-of-pocket costs of the seller unless the purchaser agrees in advance to reimburse the seller for such costs), but no action shall be taken by either party or any officer of Holding Company or any Subsidiary thereof other than in the ordinary course of business unless both ALIC and AML have agreed to such action or unless the purchaser has provided an irrevocable letter of credit or other similar evidence reasonably satisfactory to the seller of its ability to close such purchase and sale transaction (or has placed the purchase price and accrued interest in trust as provided in Section 2.6(b)(7)a) hereof), in which case the purchaser may (i) immediately designate an individual whom the parties will immediately cause to be elected as the Chief Executive Officer of Holding Company (and, at the purchaser's discretion, AVLIC and/or AIC), and (ii) take such other actions as the purchaser may reasonably determine. At the closing of the purchase and sale of Shares, the purchaser shall pay to the other party the purchase price, together with interest at a rate per annum equal to the Prime Rate plus 3% from the Acceptance Date to the date of such closing, based on the actual number of days elapsed from and including the Acceptance Date to the date of payment and based on a 360-day year. At such closing the seller shall transfer its Shares free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances (other than any Liens arising out of Contracts approved by the parties hereto), but the transfer shall otherwise be made without representation or warranty of any kind. Upon consummation of any such transaction, this Agreement shall be deemed terminated.

             (7) Notwithstanding the foregoing, in the event that it is necessary for the party described as the "purchaser" in Section 2.6(b)(6) above to secure the approval of the Director of Insurance for the State of Nebraska with respect to such transaction and such approval has not been received, then:

                  a) Such purchaser shall, within one year after the Acceptance Date, place or cause to be placed the purchase price, together with interest accrued to such date as provided in Section 2.6(b)(6) hereof, in trust for the benefit of the selling party, and the selling party shall thereafter (until the release of such funds) be entitled to receive the investment income earned thereon in lieu of the interest provided in
                       Section 2.6(b)(6) hereof, and such trust shall continue until a time as soon as reasonably practicable after such approval has been obtained (or the Director of Insurance for the State of Nebraska notifies the purchaser of his or her determination that such approval is unnecessary), at which time the closing described in Section 2.6(b)(6) above shall occur, with the purchase price being paid by a release of funds from the trust created hereunder. In any event, if such approval has not been obtained (and the Director of Insurance has not notified the purchaser of any determination that approval is unnecessary) on or before the third anniversary of the Acceptance Date, and provided that the selling party has continued to fulfill its obligations under Section 2.6(b)(7)c) hereof, all amounts held in such trust shall be released to the selling party in return for a transfer of its Shares to such purchaser in accordance with
                       Section 2.6(b)(6) hereof, or an agreement by the selling party to hold such Shares in trust for the benefit of such purchaser pending the approval of such transfer as provided in Section 2.6(b)(6) hereof by the Director of Insurance for the State of Nebraska.

                  b) Such purchaser may, at any time, assign to a Third Party, without restriction, all or part of such purchaser's rights under this Agreement, including without limitation the right to purchase the Shares of the selling party, and such Third Party shall thereafter be deemed the "purchaser" and have all of the purchaser's rights, including but not limited to the right to purchase the selling party's Shares as provided herein; provided, however, that no such assignment shall relieve the purchaser of its obligation (vis-a-vis the selling party) to cause such purchase and sale transaction to be completed at the times and as otherwise provided herein. No transfer of the purchaser's rights shall extend or re-start the time periods provided in this Section 2.6(b)(7).

                  c) At all times after the amounts described in Section 2.6(b)(7)a) are placed in trust for the benefit of the selling party and prior to the closing of the purchase and sale transaction, the selling party shall continue to cooperate fully with the purchaser in all respects as provided in Section 2.6(b)(6).

                  d) The parties agree that the rights and obligations of the parties under this Section 2.6(b)(7) shall always be construed in accordance with applicable law, including limitations such as those set forth in Neb. Rev. Stat. Section 44-2126, so that no party shall be obligated to take any action in violation of law.

        (c) Except for matters which are proposed by AML for a vote of the shareholders of Holding Company, or matters as to which this Agreement directs the votes of the parties as shareholders, if at any time after the Closing any matter is determined by the vote by ALIC of its majority equity interest in Holding Company without the concurring vote of AML, then, at any time within 60 days after such vote by ALIC, AML may in its sole discretion give a Unilateral Auction Notice to ALIC.

        (d) If at any time after the Closing the board of directors of Holding Company is unable to resolve any Disputed Issue which has been the subject of a vote of the directors and the Outside Directors have attempted to and have been unable to resolve such Disputed Issue, then neither the Chief Executive Officer of Holding Company nor of AVLIC shall take, or cause or permit any other officer of Holding Company, AVLIC or AIC to take, any action which would affect such Disputed Issue, other than routine actions consistent with a course of action previously approved by the board of directors of Holding Company, AVLIC or AIC.

             (1) In the event of a breach of Subsection 2.6(d), or if a Disputed Issue becomes the subject of a vote of the directors after the Chief Executive Officer of Holding Company or AVLIC takes, or causes or permits another officer of Holding Company, AVLIC or AIC to take, an action which would have been prohibited by Subsection 2.6(d) had the directors' vote occurred earlier, then the Chief Executive Officer shall promptly either:

                  a) Obtain ratification of such action by a vote of the board of directors of Holding Company; or

                  b) Reverse such action and place Holding Company and its Subsidiaries in the same position as if such action had never occurred.

             (2) If the requirements of Subsection 2.6(d)(1) are not met within 15 Business Days after the vote of directors referred to in Subsection 2.6(d) or 2.6(d)(1) above, and

                  a)   if the Disputed Issue is a Material Issue, or

                  b)   if the prohibited action described in Section 2.6(d) or
                       Section 2.6(d)(1) occurred after the above-referenced directors' vote and was not taken pursuant to a binding and irrevocable commitment made prior to such directors' vote (whether or not the Disputed Issue is a Material Issue), then, if such Chief Executive Officer is Mr. Arth or another individual who is affiliated concurrently or who was, within two years prior to assuming his or her position as Chief Executive Officer of Holding Company or AVLIC, affiliated with ALIC, then AML may in its sole discretion give ALIC a Unilateral Auction Notice, and if such Chief Executive Officer is an individual affiliated concurrently or who was within two years prior to assuming his or her position as Chief Executive Officer of Holding Company or AVLIC affiliated with AML, then ALIC may in its sole discretion give AML a Unilateral Auction Notice. Any Unilateral Auction Notice pursuant to this Section 2.6(d)(2) shall be given within thirty days after the expiration of the 15-Business Day period specified in the first clause of this Section 2.6(d)(2).

        (e) If one party gives to the other a Unilateral Auction Notice, then:

             (1) If any portion(s) of the Option remains in effect but has(have) not yet been exercised, then AML shall have the immediate right to exercise such portion(s) in accordance with Section 2.5(c) hereof (except that, if inconsistent, the time periods for such exercise shall be as set forth herein), irrespective of any restrictions on exercisability which are set forth in Section 2.5(a) or 2.5(b) hereof. In such event, AML shall give notice of its intent to exercise such portion(s) of the Option within 30 days of the date of the Unilateral Auction Notice, and shall consummate the exercise of such portion(s) of the Option prior to or concurrently with the closing of the purchase and sale transaction described in Section 2.6(e)(4) below.

             (2)  Within 75 days of its receipt of a Unilateral Auction
Notice, the Offering Party shall deliver to the other party (using such means as are specified in Section 2.6(b)(5)) an irrevocable offer specifying the per-share price at which the Offering Party will either sell all its Shares of Holding Company or purchase all the Shares of Holding Company which are then owned by the other party. Such offer shall be unconditional (subject only to any required approval of the Director of Insurance for the State of Nebraska) and shall provide for the purchase price to be paid in cash at a closing in accordance with this Section 2.6(e). The Offering Party's offer shall be irrevocable for the 15-day period described in the following Section.

             (3) The Other Party shall, within 15 days of its receipt of the Offering Party's offer, accept, in writing, either the Offering Party's offer to sell the Shares owned by the Offering Party or the Offering Party's offer to purchase the Shares owned by the Other Party. If the Other Party does not respond in writing within such 15-day period, then the Other Party shall be deemed to have accepted the Offering Party's offer to sell its Shares immediately prior to the expiration of such 15-day period.

             (4) The purchase and sale of such Shares shall be consummated within one year after the Acceptance Date (or any shorter period as such party may determine), or as otherwise provided in Section 2.6(e)(5) below. During the period prior to the closing of the purchase and sale transaction, the seller shall cooperate fully with the purchaser in all respects, including but not limited to full cooperation and assistance in obtaining any necessary approvals from the Director of Insurance for the State of Nebraska and all actions necessary to facilitate such closing and to continue the operation of the business (provided, however, that the seller shall not be required to undertake such cooperation, assistance or actions which involve significant out-of-pocket costs of the seller unless the purchaser agrees in advance to reimburse the seller for such costs), but no action shall be taken by either party or any officer of Holding Company or any Subsidiary thereof other than in the ordinary course of business unless both ALIC and AML have agreed to such action or unless the purchaser has provided an irrevocable letter of credit or other similar evidence reasonably satisfactory to the seller of its ability to close such purchase and sale transaction (or has placed the purchase price and accrued interest in trust as provided in Section 2.6(e)(5)a) hereof), in which case the purchaser may (i) immediately designate an individual whom the parties will immediately cause to be elected as the Chief Executive Officer of Holding Company (and, at the purchaser's discretion, AVLIC and/or AIC), and (ii) take
such other actions as the purchaser may reasonably determine.   At the closing
of the purchase and sale of Shares, the purchaser shall pay to the other party the purchase price, together with interest at a rate per annum equal to the Prime Rate plus 3% from the Acceptance Date to the date of such closing, based on the actual number of days elapsed from and including the Acceptance Date to the date of payment and based on a 360-day year. At such closing the seller shall transfer its Shares free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances (other than any Liens arising out of Contracts approved by the parties hereto), but the transfer shall otherwise be made without representation or warranty of any kind. Upon consummation of any such transaction, this Agreement shall be deemed terminated.

             (5) Notwithstanding the foregoing, in the event that it is necessary for the party described as the "purchaser" in Section 2.6(e)(4) above to secure the approval of the Director of Insurance for the State of Nebraska with respect to such transaction and such approval has not been received, then:

                  a) Such purchaser shall, within one year after the Acceptance Date, place or cause to be placed the purchase price, together with interest accrued to such date as provided in Section 2.6(e)(4) hereof, in trust for the benefit of the selling party, and the selling party shall thereafter (until the release of such funds) be entitled to receive the investment income earned thereon in lieu of the interest provided in
                       Section 2.6(e)(4) hereof, and such trust shall continue until a time as soon as reasonably practicable after such approval has been obtained (or the Director of Insurance for the State of Nebraska notifies the purchaser of his or her determination that such approval is unnecessary), at which time the closing described in Section 2.6(e)(4) above shall occur, with the purchase price being paid by a release of funds from the trust created hereunder. In any event, if such approval has not been obtained (and the Director of Insurance has not notified the purchaser of any determination that approval is unnecessary) on or before the third anniversary of the Acceptance Date, and provided that the selling party has continued to fulfill its obligations under Section 2.6(e)(5)c) hereof, all amounts held in such trust shall be released to the selling party in return for a transfer of its Shares to such purchaser in accordance with
                       Section 2.6(e)(4) hereof, or an agreement by the selling party to hold such Shares in trust for the benefit of such purchaser pending the approval of such transfer as provided in Section 2.6(e)(4) hereof by the Director of Insurance for the State of Nebraska.

                  b) Such purchaser may, at any time, assign to a Third Party, without restriction, all or part of such purchaser's rights under this Agreement, including without limitation the right to purchase the Shares of the selling party, and such Third Party shall thereafter be deemed the "purchaser" and have all of the purchaser's rights, including but not limited to the right to purchase the selling party's Shares as provided herein; provided, however, that no such assignment shall relieve the purchaser of its obligation (vis-a-vis the selling party) to cause such purchase and sale transaction to be completed at the times and as otherwise provided herein. No transfer of the purchaser's rights shall extend or re-start the time periods provided in this Section 2.6(e)(5).

                  c) At all times after the amounts described in Section 2.6(e)(5)a) are placed in trust for the benefit of the selling party and prior to the closing of the purchase and sale transaction, the selling party shall continue to cooperate fully with the purchaser in all respects as provided in Section 2.6(e)(4).

                  d) The parties agree that the rights and obligations of the parties under this Section 2.6(e)(5) shall always be construed in accordance with applicable law, including limitations such as those set forth in Neb. Rev. Stat. Section 44-2126, so that no party shall be obligated to take any action in violation of law.

   2.7  Termination and Default.

        (a)  The following shall constitute events of default under this
Agreement:

             (1) A material breach by either party of any material provision of this Agreement, or of any Contract between the parties which expressly states that a breach thereof shall constitute a breach hereunder, which is not cured within 30 days after the breaching party receives notice of such breach; or

             (2) The institution of insolvency proceedings or the appointment of a receiver with respect to a party or a substantial portion of its assets.

        (b) If an event of default occurs under this Agreement, the remedies of the non-breaching party shall include the following, which rights shall not be exclusive but shall be cumulative and in addition to all other rights available at law or in equity: (i) the institution of a suit for damages; and/or (ii) the institution of a suit for specific performance. Without limiting the generality of the foregoing, the parties expressly acknowledge that certain terms and provisions of this Article II require the parties to engage, in good faith, in certain governance- and auction-related processes and activities, and that the failure of either party to perform the actions required of it hereunder could lead to incalculable detriment to the other party and to the Joint Venture, which detriment cannot be corrected with monetary damages. Therefore, the parties agree that the remedy of specific performance shall be available to a party following the other party's breach of its obligations under this Article II.

        (c)  In the event the Joint Venture is terminated as provided in this
Article II, the covenants and agreements of the parties set forth in this Agreement which, by their terms, extend beyond such termination shall survive and shall be enforceable in accordance with their terms.

   2.8  Other.

        (a) Except as otherwise provided in this Section 2.8(a), neither party shall sell, assign, pledge, hypothecate or otherwise transfer the Shares of Holding Company owned by it to any Third Party without the prior written consent of the other party, which consent may be given or withheld in the sole and absolute discretion of such party.

             (1) Each of the parties may at any time in its sole discretion transfer all, but not less than all, of its Shares to any Affiliate (other than Holding Company and its Subsidiaries), subject to insurance department approval, if applicable; provided, however, that (x) the transferring party shall not be relieved of any of its obligations hereunder except to the extent the other party otherwise agrees, in writing; and (y) prior to the date on which such transferee will cease to be an Affiliate of the transferor, the Shares held by such transferee shall be transferred back to such transferor or to another Affiliate of such transferor which is permitted to hold such Shares as described in this provision.

             (2) At any time after the expiration of the first five years following the Closing Date, ALIC or AML, or any transferee thereof described in
Section 2.8(a)(1) hereof, may transfer all, but not less than all, of its Shares to a Proposed Purchaser only upon compliance with the provisions of this Section 2.8(a)(2):

                  a) If the Selling Party proposes to sell, assign or otherwise transfer its Shares to a Proposed Purchaser in a bona fide transaction, then the Selling Party shall give a Transfer Notice to the other party to this Agreement.

                  b) The party receiving a Transfer Notice shall, by giving a Notice of Election to the Selling Party within 60 days of receipt of such Transfer Notice, elect to either:

                       i) permit all of the Selling Party's Shares be sold to the Proposed Purchaser on the terms and conditions specified in the Transfer Notice; or

                       ii) purchase all of the Selling Party's Shares on the terms and conditions specified in the Transfer Notice.

                       If such party fails to deliver its Notice of Election within the 60-day period specified above, it shall be deemed to have delivered a Notice of Election electing clause i) above on the last day of such 60-day period.

                  c) The Selling Party shall attempt in good faith to cause the transaction elected in the Notice of Election to be consummated within 120 days of the date the Transfer Notice is received on the terms and conditions set forth in the Transfer Notice.

                  d) If the Notice of Election elects clause i) above, and if the Selling Party does not close such transaction within 120 days of the date the Transfer Notice is received, then the Selling Party shall not transfer its Shares unless or until it complies anew with the provisions of this Section 2.8(a)(2).

                  e) If the Notice of Election elects clause ii) above, then the Selling Party shall transfer its Shares to the other party to this Agreement free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances, and shall make any other representations or warranties contemplated under the Transfer Notice, but the transfer shall otherwise be made without representation or warranty of any kind. If such transfer is not closed solely due to the failure of the purchasing party to fulfill the terms and conditions specified in the Transfer Notice, then the Selling Party shall have 120 days after such failure to sell its Shares to the Proposed Purchaser or another unaffiliated Third Party on substantially the same terms and conditions as were specified in the Transfer Notice. If the Selling Party does not close such transaction within such 120-day period (other than as provided in Section 2.8(a)(2)(f) below), then the Selling Party shall not transfer its Shares unless or until it complies anew with the provisions of this
                       Section 2.8(a)(2).

                  f) Notwithstanding the foregoing, in the event that it is necessary for a party to this Agreement which elects in the Notice of Election to purchase the Selling Party's Shares to secure the approval of the Director of Insurance for the State of Nebraska with respect to such transaction and such approval has not been received, then:

                       (i) Such purchaser shall, at any time prior to the expiration of the 120-day period described in
                            Section 2.8(c) hereof, place or cause to be placed the purchase price in trust for the benefit of the Selling Party, and the Selling Party shall thereafter (until the release of such funds) be entitled to receive the investment income earned thereon, and such trust shall continue until a time as soon as reasonably practicable after such approval has been obtained (or the Director of Insurance for the State of Nebraska notifies the purchaser of his or her determination that such approval is unnecessary), at which time the closing described in Section 2.8(a)(2)(e) above shall occur, with the purchase price being paid by a release of funds from the trust created hereunder. Following the deposit of such funds in trust, the purchaser may (x) immediately designate an individual whom the parties will immediately cause to be elected as the Chief Executive Officer of Holding Company (and, at the purchaser's discretion, AVLIC and/or AIC), and (ii) take such other actions with respect to the management of Holding Company and its Subsidiaries as the purchaser may reasonably determine. In any event, if such approval has not been obtained (and the Director of Insurance has not notified the purchaser of any determination that approval is unnecessary) on or before the second anniversary of the date of the Notice of Election, and provided that the Selling Party has continued to fulfill its obligations under Section 2.8(a)(2)(f)(iii) hereof, all amounts held in such trust shall be released to the Selling Party in return for a transfer of its Shares to such purchaser in accordance with Section 2.8(a)(2)(e) hereof, or an agreement by the Selling Party to hold such Shares in trust for the benefit of such purchaser pending the approval of such transfer as provided in Section 2.8(a)(2)(f) hereof by the Director of Insurance for the State of Nebraska.

                       (ii) Such purchaser may, at any time, assign to a Third
                            Party, without restriction, all or part of such purchaser's rights under this Agreement, including without limitation the right to purchase the Shares of the Selling Party, and such Third Party shall thereafter be deemed the "purchaser" and have all of the purchaser's rights, including but not limited to the right to purchase the Selling Party's Shares as provided herein; provided, however, that no such assignment shall relieve the purchaser of its obligations (vis-a-vis the Selling Party) to cause such purchase and sale transaction to be completed at the times and as otherwise provided herein. No transfer of the purchaser's rights shall extend or re-start the time periods provided in this Section 2.8(a)(2)(f).

                      (iii) At all times after the amounts described in
                            Section 2.8(a)(2)(f)(i) are placed in trust for the benefit of the Selling Party and prior to the closing of the purchase and sale transaction, the Selling Party shall cooperate fully with the purchaser in all respects, including but not limited to full cooperation and assistance in obtaining any necessary approvals from the Director of Insurance for the State of Nebraska and all actions necessary to facilitate such closing and to continue the operation of the business (provided, however, that the Selling Party shall not be required to undertake such cooperation, assistance or actions which involve significant out-of-pocket costs unless the purchaser agrees in advance to reimburse the Selling Party for such costs).

                       (iv) The parties agree that the rights and obligations
                            of the parties under this Section 2.8(a)(2)(f) shall always be construed in accordance with applicable law, including limitations such as those set forth in Neb. Rev. Stat. Section 44-2126, so that no party shall be obligated to take any action in violation of law.

        (b) Except for consideration paid under the Service Agreements, the reinsurance treaty contemplated pursuant to Section 2.8(c) hereof and except as provided below, to the extent either party or any Affiliate thereof (other than Holding Company and its Subsidiaries) receives any fees, services, discounts, concessions or other thing of any value whatsoever in respect of products issued or sold by or through Holding Company or its Subsidiaries, such fee, service, discount, concession or other thing, or the value thereof, shall be turned over promptly to Holding Company or any Subsidiary thereof. AML may in writing from time to time agree to except certain arrangements or Contracts from this Section 2.8(b) (and AML hereby agrees to so except that certain Administrative Service Agreement dated as of November 30, 1995 between AIC and Neuberger & Berman Management Incorporated and the corresponding agreement between ALIC and AIC under which ALIC will perform all services required thereunder) but, to the extent any such exception is made, ALIC agrees to indemnify, defend and hold harmless AVLIC, AIC, Holding Company and AML and their respective officers, directors, employees, agents, partners and controlling persons from and against any and all expenses, losses, claims, Damages and Liabilities, including without limitation reasonable attorneys' fees and expenses, caused by or in any way resulting from or arising in connection with such arrangement or Contract from any cause. The foregoing indemnity shall include all Damages and Liabilities resulting from any claim of any Third Party but shall not otherwise include any Damages incurred directly (and not vicariously) by AIC due to an action or omission of an AIC employee, which action or omission was not also an action or omission which was the responsibility of ALIC.

        (c) The reinsurance business generated by AVLIC or any other insurance company Subsidiary of Holding Company, in excess of (in the case of AVLIC) the initial retention level of $100,000, shall be offered 50% to ALIC and 50% to AML for reinsurance by such party on a quota share basis and/or for further offering to Third Parties as such party may reasonably direct; provided, however, that reinsurance with respect to policies issued by AVLIC resulting from the conversion of any term policy issued by either AML or ALIC shall be offered in full to the party (AML or ALIC) which issued the original policy. Each such Third Party shall have a rating of at least "Excellent" by A.M. Best, Inc. The parties shall negotiate a reinsurance treaty among AVLIC, ALIC and AML which would be effective at the Closing Date or as soon thereafter as may be practicable, which treaty shall specify the parties' agreements with respect to such reinsurance.

        (d) The executive offices of Holding Company, and the executive offices and home offices of AVLIC and AIC shall remain in Lincoln, Nebraska, and AVLIC shall continue to be domiciled in the State of Nebraska, unless the board of directors of Holding Company otherwise determines from time to time. As long as the Service Agreements remain in force, AVLIC's variable operations shall be carried out in Lincoln, Nebraska, and AVLIC's fixed annuity operations shall be carried out in Des Moines, Iowa.

        (e) At the beginning of the fifth year after the Closing Date, ALIC and AML agree to and shall enter into discussion of the method and cost of obtaining the services which are to be provided to AVLIC and AIC pursuant to the Service Agreements. At such time, the parties shall consider obtaining such services from other providers based on market conditions at that time, and shall mutually cooperate in determining whether to terminate the Service Agreements, or any portion of any of them, and whether to obtain such services from another source.

        (f) Holding Company and its Subsidiaries shall keep accurate, full and complete Books and Records showing their assets and Liabilities, operations, transactions and financial condition. All financial statements shall be accurate in all material respects, shall present fairly the financial position and results of Holding Company and its Subsidiaries and shall be prepared in accordance with GAAP and, where required by Law, SAP. Except as otherwise specifically provided, the boards of directors of each of Holding Company and its Subsidiaries shall determine the methods to be used in the preparation of financial statements and Tax Returns. Without limiting the generality of the foregoing:

             (1) As soon as practicable after the end of each fiscal year of Holding Company and its Subsidiaries, respectively, a general accounting and, unless otherwise determined by the board of directors of Holding Company, audit shall be undertaken and made by the independent certified public accountants of such Persons, covering its or their assets, properties, Liabilities and net worth, and its or their dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accounts and audits. ALIC shall cause Holding Company, AVLIC and AIC to use their best efforts to furnish such audited financial statements to each of ALIC and AML within 80 days after the end of such fiscal year, followed by a report of the audit scope and audit findings in the form of a report as described in Statement of Audit Standards ("SAS") 61, and if required SAS 60, or such similar reports established by the American Institute of Certified Public Accountants upon revocation or amendment of SAS 60 and 61, within 120 days after the end of such fiscal year. Unaudited quarterly financial statements of Holding Company and its Subsidiaries shall be furnished to each of ALIC and AML within 30 days after the end of each quarter of the fiscal year of each such Person.

             (2) Each of ALIC and AML shall have access to and may inspect and copy the Books and Records of Holding Company and of AVLIC and AIC at reasonable times and upon reasonable notice.

             (3) ALIC and/or AML may, at its option and its own expense, conduct inspections and/or audits of the Books and Records of Holding Company, AVLIC, AIC and, to the extent necessary to inspect and audit the fees and expenses paid under the Service Agreements, the records of such other party relating to services provided under any of the Service Agreements. Such inspections and/or audits may be on a continuous or a periodic basis or both and may be conducted by employees of such entity, or by employees of an Affiliate thereof, or by an independent auditor retained by such Person.

             (4) Holding Company shall make available to ALIC and AML such information and financial statements in addition to the foregoing and/or at such times as shall be required by either of them in connection with the preparation of registration statements, current and periodic reports, proxy statements and other documents required to be filed under federal or state laws, and shall cooperate in the preparation of any such documents.

             (5) The fiscal year of Holding Company shall be January 1 through December 31, unless the board of directors of Holding Company shall approve any change thereto.

        (g) In the event one party gives the other an Auction Notice, a Unilateral Auction Notice or a Transfer Notice pursuant to this Agreement, then both parties shall cause Holding Company and its Subsidiaries to provide each other and their respective counsel, accountants, actuaries and other representatives (including such representatives of any lender, potential venture partner or other similar Person) with access, upon reasonable notice and during normal business hours, to all facilities, officers, employees, agents, accountants, actuaries, Assets and Properties, and Books and Records of Holding Company, AVLIC and AIC, and will furnish such Persons during such period with all such information and data (including without limitation copies of Contracts and other Books and Records) concerning the business, operations and affairs of Holding Company, AVLIC and AIC as such Persons shall reasonably request. Each such Person which is not a party to this Agreement shall, agree to be subject to and bound by the confidentiality provisions of Section 2.8(h) hereof.

        (h) Each of ALIC and AML will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, except as may be necessary by reason of legal, accounting, regulatory or administrative requirements, all confidential documents and confidential or proprietary information concerning the other party, or concerning Holding Company or its Subsidiaries, which is furnished to it in connection with this Agreement or in the course of carrying out the Joint Venture established hereunder. No party hereto will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to either party's respective auditors, actuaries, attorneys, financial advisors, other consultants and advisors, unless such Person agrees to be subject to and bound by the confidentiality provisions hereof. Nothing herein shall prohibit either party from providing such information to any rating agency personnel as may be necessary or appropriate.

        (i) Except as otherwise expressly provided herein, any payment, reimbursement or other amount due from one party to the other pursuant to this Agreement shall be paid promptly. The provisions of this Section 2.8(i) shall survive termination of the Joint Venture.

        (j) It is understood that, prior to or after the Closing Date, AML may be converted into a stock life insurance company to be known as "AmerUs Life Insurance Company," which shall retain all the rights and obligations it had prior to such conversion, including all the rights and obligations provided in this Agreement. If at such time or thereafter during the continuation of the Joint Venture any AML Parent shall be created, such AML Parent shall sign a guaranty in substantially the same form as the Guaranty of AML.

   2.9 Closing. Subject to the provisions of this Agreement, the Closing of the transactions contemplated by this Agreement, including, without limitation, the consummation of the Investment and issuance of the Shares, as provided in
Section 2.1 hereof, and the execution and delivery of the documents and instruments specified in this Section 2.9, will take place at ALIC's offices in Lincoln, Nebraska, at 10:00 a.m., local time, on the Closing Date. At the Closing, the following actions shall be completed, with each document described below to be in form and content reasonably satisfactory to ALIC and AML:

        (a) The Service Agreements shall be executed and delivered by all parties thereto.

        (b)  AML shall execute and deliver its Guaranty to AVLIC.

        (c) ALIC and AML shall each deliver to the other the officer's certificate required pursuant to Sections 7.3 and 8.3 hereof, respectively.

        (d) ALIC and AML shall each deliver to the other the legal opinion required pursuant to Sections 7.11 and 8.9 hereof, respectively.

        (e) AML shall pay the Initial Investment to Holding Company in cash, by wire transfer according to instructions determined by the parties in writing at least three Business Days prior to the Closing Date.

        (f) ALIC shall deliver the stock certificates and executed stock powers necessary to transfer ownership of the stock of AVLIC and AIC to Holding Company.

        (g) ALIC shall cause certificates representing the Shares issued pursuant to Section 2.1 hereof to be delivered to ALIC and AML.

        (h)  The parties shall execute and/or deliver all such other
Contracts, documents and/or things as may be provided herein to be delivered at or prior to Closing, to the extent not previously delivered.

        (i)  ALIC and AML shall each execute and deliver the Closing
Confirmation.

Immediately upon completion of the Closing, ALIC and AML shall hold an initial meeting of the shareholders of Holding Company, and as soon as practicable thereafter, the Boards of Directors of Holding Company, AVLIC and AIC shall hold their initial meetings.

   2.10 Post-closing Adjustment.

        (a) Within ten Business Days after completion of the Closing Value Financial Statements, ALIC will determine and will deliver to AML written notice setting forth ALIC's determination of the Closing Value, together with true and complete copies of all Work Papers related thereto. Within fifteen Business Days after the receipt by AML of such determination of the Closing Value, AML shall deliver to ALIC written notice stating whether it agrees or disagrees with such determination. If AML agrees with such determination and so notifies ALIC, or does not notify ALIC that AML disagrees with such determination within such fifteen Business Days, such determination shall be deemed to be the Closing Value. If AML notifies ALIC within such fifteen Business Days that AML does not agree with such determination of the Closing Value, ALIC and AML shall, for a period of fifteen Business Days, attempt to negotiate, in good faith, a determination of the Closing Value. If ALIC and AML fail to reach a determination of the Closing Value within such fifteen Business Days, the Closing Value shall be determined by the Accounting Firm. AML shall cause such determination by the Accounting Firm and a statement of fees and expenses incurred by the Accounting Firm in making such determination, together with true and complete copies of all Work Papers related thereto, to be delivered to ALIC as soon as practicable after AML's notice of disagreement. The parties hereto agree and acknowledge that the determination of the Closing Value by the Accounting Firm in accordance with this Section 2.10(a) shall be final and binding on all parties. If the services of the Accounting Firm are used as provided herein, all fees and expenses of the Accounting Firm shall be paid one-half by ALIC and one-half by AML.

        (b) Within ten Business Days of the final determination of the Closing Value as provided in Section 2.10(a) hereof, then, if the Closing Value is greater than the 12/31/94 Value, AML will pay to Holding Company, and if the Closing Value is less than the 12/31/94 Value, ALIC and AML will cause Holding Company to pay to AML, in cash, an amount equal to the Difference, plus interest on the Difference at a rate per annum equal to the Prime Rate based on the actual number of days elapsed from and including the Closing Date to the date of payment and a 360-day year, provided, however, that if the Difference and interest thereon due from one party to the other pursuant to this Section 2.10(b) remain unpaid past the 3Oth day after the day such amount was due, the interest rate will be increased to the Prime Rate plus 3% for the period from the Closing Date to the payment date.

        (c) ALIC shall and shall cause AVLIC and AIC to cooperate fully with the Accounting Firm and provide all information and access to all personnel it reasonably requests in connection with its determination of the Closing Value. Both parties shall be provided access to all Books and Records and Work Papers used by the Accounting Firm in making its determination hereunder.

        ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALIC
   ALIC hereby represents and warrants to AML as follows:

   3.1 Organization of ALIC. ALIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. ALIC is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is doing business and in which the failure to be so licensed, qualified or admitted and in good standing, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of ALIC to perform its obligations under this Agreement, or on the Business or Condition of AVLIC or AIC.

   3.2 Authority of ALIC. The board of directors of ALIC has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by ALIC and the performance by ALIC of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of ALIC. This Agreement and the Guaranty of ALIC constitute valid and binding obligations of ALIC and are enforceable against ALIC in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

   3.3 Organization of AVLIC. AVLIC is a life insurance corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska. AVLIC is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is doing business and in which the failure to be so licensed, qualified or admitted and in good standing, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the Business or Condition of AVLIC. ALIC has furnished to AML true and complete copies of the current articles or certificate of incorporation and the by-laws of AVLIC (certified by the secretary of AVLIC), including all amendments thereto.

   3.4 Organization of AIC. AIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska. AIC is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is doing business and in which the failure to be so licensed, qualified or admitted and in good standing, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the Business or Condition of AIC. ALIC has furnished to AML true and complete copies of the articles or certificate of incorporation and the by-laws of AIC (certified by the secretary of AIC), including all amendments thereto.

   3.5 Authority for Joint Venture. On the Closing Date, the board of directors of ALIC will have duly and validly approved the Joint Venture and the transactions contemplated in connection therewith and hereby. On the entry into the Joint Venture in accordance with this Agreement, the performance by ALIC of its obligations in connection therewith will be duly and validly authorized by all necessary corporate action on the part of ALIC.

   3.6 Capital Stock. The authorized capital stock of AVLIC consists solely of 50,000 shares of common stock with a par value of one hundred dollars ($100.00) per share, and an aggregate of 40,000 shares of such stock have been issued and are owned beneficially and of record by ALIC, free and clear of all Liens. The authorized capital stock of AIC consists solely of 500,000 shares of common stock having a par value of ten cents ($.10) per share, and an aggregate of 209,900 shares of such stock has been issued and shall be, on and as of the Closing Date, owned beneficially and of record by ALIC, free and clear of all Liens. All such issued shares of capital stock of AVLIC and AIC are duly authorized, validly issued, outstanding, fully paid and nonassessable. Except for such shares, no securities issued by AVLIC (other than Variable Products) or AIC are held beneficially or of record by ALIC or any of its Affiliates. There are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights or (except for this Agreement) other Contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of AVLIC or AIC (or any interest therein) or any security or Liability of any kind convertible into or exchangeable for any shares of capital stock of AVLIC or AIC (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of such shares, or any rights to participate in the equity, income or election of directors or officers of AVLIC or AIC.

   3.7 No Subsidiaries. Neither AVLIC nor AIC has or has had at any time any Subsidiaries and neither controls (whether directly or indirectly, whether through the ownership of securities or by agreement or proxy, and whether alone or acting in concert with others) any corporation, partnership, business organization or other similar Person. For purposes of this Section, "control" shall mean the right to elect a majority of the board of directors or other governing body of any such Person or otherwise manage, direct or govern the business operations of such Person.

   3.8 Securities Law Matters. AIC is duly registered as a broker dealer pursuant to the federal securities Laws and is duly registered as such in each state in which the nature of its business requires such registration. AIC is a member in good standing of the NASD. AIC has filed on a timely basis all reports required to be filed with the Commission, NASD and any state securities authority. To the Knowledge of ALIC, or except as otherwise disclosed in
Section 3.8 of the Disclosure Schedule, all products sold by AVLIC and AIC have been sold in accordance with all relevant federal and state Laws or, to the extent any sale not in accordance with the foregoing has occurred, any associated Damages have been fully and finally resolved and paid in full or are barred by all applicable statutes of limitation.

   3.9 Net Capital Requirements. AIC is subject to the net capital rules under the federal securities Laws. As of December 31, 1995, AIC's actual net capital and required net capital were $1,051,080 and $250,000, respectively, and the ratio of aggregate indebtedness to net capital was 0.69 to 1.

   3.10 No Conflicts or Violations. The execution and delivery of this Agreement by ALIC does not, and the performance by ALIC of its obligations under this Agreement will not:

        (a)  except as disclosed in Section 3.10(a) of the Disclosure
Schedule, subject to obtaining the approvals contemplated by Sections 5.1 and
5.2 and Sections 6.1 and 6.2 hereof, violate any term or provision of any Law which materially affects the business, operations or financial condition of the Holding Company or its Subsidiaries or any writ, judgment, decree, injunction or similar order applicable to ALIC, AVLIC or AIC;

        (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of ALIC, AVLIC or AIC;

        (c) result in the creation or imposition of any Lien in favor of any Person other than AVLIC or AIC upon any of the respective Assets and Properties of AVLIC or AIC;

        (d) result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract to which ALIC, AVLIC or AIC is a party or by which any of their respective Assets and Properties may be bound; or

        (e) require ALIC, AVLIC or AIC to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except, in either case, as contemplated in Section 5.1 or 5.2 hereof.

   3.11 Books and Records. Except as disclosed in Section 3.11 of the Disclosure Schedule (and to the Knowledge of ALIC, solely with respect to Books and Records dated prior to January 1, 1987), the minute books and other similar records of each of AVLIC and AIC contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of AVLIC's and AIC's stockholders, boards of directors and each committee thereof. Except as disclosed in Section 3.11 of the Disclosure Schedule, the Books and Records of AVLIC and AIC accurately reflect in all material respects the Business or Condition of AVLIC and AIC and have been maintained in all material respects in accordance with good business and bookkeeping practices.

   3.12 SAP Statements. ALIC has previously delivered to AML, or will have delivered to AML upon completion, true and complete copies of the AVLIC SAP Statements. Except as disclosed in Section 3.12 of the Disclosure Schedule, and to the Knowledge of ALIC, each such SAP Statement complied or will comply in all material respects with all applicable Laws when so filed, and all material deficiencies known to ALIC or AVLIC with respect to any such SAP Statement have been cured or corrected. Each such SAP Statement, including without limitation each balance sheet and each of the statements of operations, capital and surplus account and cash flow contained in the respective SAP Statement, was prepared in accordance with SAP, is or will when filed be true and complete in all material respects, and does or will present fairly, in all material respects, the admitted assets, liabilities and capital and surplus of AVLIC as of the date thereof and its results of operations and cash flows for and during the respective periods covered thereby.

   3.13 GAAP Statements. ALIC has previously delivered to AML, or will have delivered to AML upon completion, true and complete copies of the AIC Statements and the AVLIC GAAP Statements.

        (a) Except as disclosed in Section 3.13 of the Disclosure Schedule, and to the Knowledge of ALIC, each AIC Statement complied or will comply in all material respects with all applicable laws when so filed and material deficiencies known to ALIC with respect to any AIC Statement have been cured or corrected. Each AIC Statement, including without limitation the reports to the Commission pursuant to Section 17 of the Securities and Exchange Act of 1934 and Rule 17a-5 thereunder was prepared in accordance with GAAP, is or will when filed or provided be true and complete in all material respects, and does or will fairly present, in all material respects, all of the information contained therein, including without limitation the assets, liabilities, capital and surplus, and results of operations of AIC as of the respective dates thereof or periods covered thereby.

        (b) Except as disclosed in Section 3.13 of the Disclosure Schedule, and to the Knowledge of ALIC, each AVLIC GAAP Statement complied or will comply in all material respects with all applicable laws when so filed and material deficiencies known to ALIC with respect to any AVLIC GAAP Statement have been cured or corrected. Each AVLIC GAAP Statement was prepared in accordance with GAAP, is or will when provided be true and complete in all material respects, and does or will fairly present, in all material respects, all of the information contained therein, including without limitation the assets, liabilities, capital and surplus, and results of operations of AVLIC as of the respective dates thereof or periods covered thereby.

   3.14 Reserves.

        (a) Except as disclosed in Section 3.14 of the Disclosure Schedule, all reserves and other Liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported (the "Reserve Liabilities"), as established or reflected in the SAP Statements of AVLIC (including without limitation the reserves and policy and contract liabilities to be reflected respectively on Lines 1 through 11, 15, 21, 24.2, 24.3 and 24.6 of page 3 of the Annual Statement of AVLIC (and the corresponding line numbers in the Annual Statement of AVLIC's separate accounts)), were determined in accordance with generally accepted actuarial standards consistently applied, are fairly stated in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity Contracts and in the related reinsurance, coinsurance and other similar Contracts of AVLIC, and meet in all material respects the requirements of the insurance Laws of its state of domicile. Adequate provision for all such Reserve Liabilities have been made under generally accepted actuarial principles consistently applied to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other Liabilities of AVLIC under all insurance and annuity Contracts under which AVLIC has any Liability, including without limitation any Liability arising under or as a result of any reinsurance, coinsurance or other similar Contract, on the date of each such SAP Statement based on then current information regarding interest earnings, mortality and morbidity experience, persistency and expenses. No warranty is made as to the ultimate adequacy of the Reserve Liabilities to satisfy the Liabilities and obligations reserved against. AVLIC owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such Reserve Liabilities; and

        (b) All reserves and accrued Liabilities for estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in the SAP Statements and described in Schedule 3.14(b) of the Disclosure Schedule were determined in accordance with SAP and Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board. No warranty is made as to the ultimate adequacy of such reserves and accrued Liabilities to satisfy the Liabilities and obligations reserved against.

   3.15 Absence of Changes.  Since December 31, 1994, except as disclosed in
Section 3.15 of the Disclosure Schedule or in the Annual Statement or the December 31, 1994 AIC Statement, or as specifically disclosed in the Quarterly Statements of AVLIC or the 1995 quarterly AIC Statements, (i) there has not been any loss or any change in any business practice or policy or, to the Knowledge of ALIC, any event, action or condition or any agreement to do any of the foregoing that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of AVLIC or AIC, (ii) each of AVLIC and AIC has operated only in the ordinary course of business and consistent with past practice, and (iii) without limiting the generality of the foregoing, there has not been, occurred or arisen:

        (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of AVLIC or AIC or any direct or indirect redemption, purchase or other acquisition by AVLIC or AIC of any such stock or of any interest in or right to acquire any such stock;

        (b) any employment, deferred compensation or other salary, wage or compensation Contract entered into between AVLIC or AIC and any employee of AVLIC or AIC, except for normal and customary Contracts with agents and consultants in the ordinary course of business consistent with past practice;

        (c) any issuance, sale or disposition by either AVLIC or AIC of any debenture, note, stock or other security issued by AVLIC (other than any Variable Product) or AIC, or a modification or amendment of any right of the holder of any outstanding debenture, note, stock or other security issued by AVLIC (other than any Variable Product) or AIC;

        (d) any lien created on or in any of the Assets and Properties of AVLIC or AIC or assumed by either of them with respect to any of such Assets and Properties, in favor of any Person other than AVLIC or AIC, which lien relates to Liabilities individually or in the aggregate exceeding $20,000;

        (e) any Liability involving the borrowing of money by AVLIC or AIC, except in the ordinary course of business and consistent with past practice;

        (f) to the Knowledge of ALIC, any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any license, permit or other form of authorization of AVLIC or AIC, the result of which individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of AVLIC or AIC;

        (g) any amendment to the articles of incorporation or by-laws of either AVLIC or AIC;

        (h) any termination, amendment or entering into by AVLIC as ceding or assuming insurer of any reinsurance, coinsurance or other similar Contract or any trust agreement or security agreement related thereto;

        (i) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of AVLIC or AIC, in excess of any budgeted amounts set forth in Section 3.15(i) of the Disclosure Schedule, which expenditures or commitments exceed $200,000 in the aggregate; or

        (j) any amendment or introduction by AVLIC of any insurance or annuity Contract or product other than in the ordinary course of business consistent with past practice.

   3.16 No Undisclosed Liabilities. Except to the extent reflected in the balance sheet included in the Annual Statement or the December 31, 1994 AIC Statement, or except as disclosed in Section 3.15 or 3.16 of the Disclosure Schedule, to the Knowledge of ALIC there were no Liabilities (other than policyholder benefits payable in the ordinary course of business and consistent with past practice) against, relating to or affecting AVLIC or AIC as of December 31, 1994 exceeding $50,000 in the aggregate. Except to the extent specifically reflected in the balance sheets included in the Annual Statement or the December 31, 1994 AIC Statement, or except as disclosed in Section 3.16 of the Disclosure Schedule, since December 31, 1994, to the Knowledge of ALIC neither AVLIC nor AIC has incurred any Liabilities exceeding $50,000 in the aggregate (other than policyholder benefits and other obligations payable in the ordinary course of business and consistent with past practice).

   3.17 [Reserved.]

   3.18 Litigation. Except as disclosed in Section 3.18 of the Disclosure Schedule, there are no actions, suits or proceedings pending, or threatened, at law or in equity, and, to the Knowledge of ALIC, no investigation, event, fact or circumstance has arisen or occurred that may reasonably be expected to result in the commencement of the foregoing, against ALIC, AVLIC or AIC or any of their Assets and Properties, in, before or by any Person that (i) to the extent against AVLIC or AIC, individually involves a claim for Damages exceeding $50,000 or an unspecified amount of Damages; or (ii) individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of ALIC to perform its obligations under this Agreement, or on the Business or Condition of AVLIC or AIC.

   3.19 Compliance with Laws. Except as disclosed in Section 3.19 of the Disclosure Schedule, to the Knowledge of ALIC neither AVLIC nor AIC has been or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction or similar order applicable to AVLIC or AIC or any of their respective Assets and Properties, except for violations which have been cured, which have been resolved or settled through agreements with applicable governmental authorities or which are barred by all applicable statutes of limitation. Neither AVLIC nor AIC has ever conducted business in any state, country, province, or other jurisdiction other than in the United States and, to the Knowledge of ALIC, no AVLIC or AIC Representative (while a representative of AVLIC or AIC) has ever offered, marketed or sold any product of AVLIC or AIC other than within the United States.

   3.20 Employee Matters.  Any Benefit Plan in effect prior to the Closing
Date with respect to any AVLIC or AIC Representative shall either (i) be amended or terminated at or before Closing or (ii) be funded and/or managed, so as to result in no Liabilities to AVLIC, AIC, Holding Company and/or AML after the Closing Date. Neither AVLIC nor AIC have any plan or commitment, whether or not legally binding, to create any Benefit Plan, and neither ALIC (except to the extent such intention relates to the joint plans of ALIC and AML in connection with the Joint Venture) nor any Affiliate of ALIC has any such plan or commitment which would or could impose any Liabilities on AVLIC or AIC after the Closing Date.

   3.21 Properties. Except as disclosed in Section 3.21 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

        (a) Neither AVLIC nor AIC (and no predecessor of either): (i) owns, operates, leases or subleases, or has ever owned, operated, leased or subleased any Real Estate, except to the extent it has leased office space; (ii) is now or has ever been the holder of any mortgage, pledge or other encumbrance on any Real Estate; (iii) has ever engaged in any business, directly or indirectly, involving the storage, treatment, generation, transportation, disposal or other handling of any Hazardous Substance, or has ever caused or permitted any Release of any Hazardous Substance on or from any Real Estate.

        (b) AVLIC has good and valid title to all debentures, notes, stocks, securities and other assets that are of a type required to be disclosed in Schedules B through DB of its annual SAP Statements and that are owned by it, free and clear of all Liens.

        (c) None of the loans or other long term invested assets held by AVLIC of the type required to be disclosed in Schedule B or BA of its annual SAP Statements is or has been at any time since December 31, 1992 in default for more than 60 days as to any payment of interest or principal due thereon and the financial condition of any other party to such loan or asset is not so impaired as to cause a default thereunder. There is no existing circumstance or condition with respect to any such loan or asset or any property mortgaged or pledged as collateral for the repayment thereof that would cause such loan to be subject to imminent default. There is no valid right of offset, defense or counterclaim to any such loan or asset.

        (d) AIC has good and marketable title to all of the assets detailed in the AIC Statements, subject to no encumbrances, mortgages, pledges, liens or restrictions of any type.

        (e) Each of AVLIC and AIC owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all tangible personal property that is used in the conduct of its business, operations or affairs, free and clear of all Liens. All such tangible personal property is, except for reasonable wear and tear, in good operating condition and repair and is suitable for its current uses.

        (f) Each of AVLIC and AIC has and, immediately after the Closing will have, the non-exclusive right to use, after the Closing, free and clear of any royalty or other payment obligations (other than such obligations not exceeding $5,000 in the aggregate), claims of infringement or alleged infringement or other Liens, (i) all marks, names, trademarks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names and service marks that are used in the conduct of its business, operations or affairs, and (ii) all material computer software, programs and similar systems owned by or licensed to AVLIC or AIC or used in the conduct of their respective business, operations or affairs. Neither AVLIC nor AIC is in conflict with or in violation or infringement of, nor has ALIC, AVLIC or AIC received any notice of any claimed conflict with, or violation or infringement of (which claimed conflict, violation or infringement has not been resolved), any asserted rights of any other Person with respect to any intellectual property or any material computer software, programs or similar systems.

   3.22 Regulation. Except as disclosed in Section 3.22 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

        (a) To the Knowledge of ALIC, (i) AIC's business is being conducted in compliance with each Law of any governmental entity, and in compliance with the rules and regulations of the New York Stock Exchange, the American Stock Exchange, the NASD, the Commodity Future Trading Corporation and any other stock exchanges, commodities exchanges or self-regulatory organizations of which it is a member on the date hereof, except for possible violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the Business or Condition of AIC; and (ii) no investigation or review by any governmental entity, securities or commodities exchange or self-regulatory organization with respect to AIC is pending or threatened, nor has any governmental entity, securities or commodities exchange or self-regulatory organization indicated an intention to conduct same.

        (b) Except for restrictions generally imposed by rule, regulation or administrative policy on broker dealers generally, AIC is not under any restriction or disqualification imposed by the New York Stock Exchange, the NASD, the American Stock Exchange, the Commission, the Commodity Future Trading Corporation or any other administrative agency or securities or commodities exchange.

   3.23 Purchase for Investment. The Shares to be acquired under the terms of this Agreement will be acquired by ALIC for its own account for the purpose of investment and not for the purpose of distribution. ALIC will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or of any applicable state securities Law regulating the disposition thereof. ALIC agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities Laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

   3.24 Insurance Issued by AVLIC. Except as disclosed in Section 3.24 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

        (a) To the Knowledge of ALIC, no outstanding insurance or annuity Contract issued, reinsured or underwritten by AVLIC entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of AVLIC or any other Person, except to the extent any AVLIC Variable Product provides for the policyholder to receive the dividends or other earnings on the investment of separate account assets.

        (b) All outstanding insurance and annuity Contracts issued, reinsured or underwritten by AVLIC are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

        (c) The underwriting standards utilized and ratings applied by AVLIC with respect to any insurance or annuity Contract or by AVLIC and/or ALIC pursuant to any reinsurance, coinsurance or other similar Contract with AVLIC conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance or other similar Contracts.

        (d) Neither ALIC nor AVLIC has received any information which would cause it to believe that the financial condition of any other party to any reinsurance, coinsurance or other similar Contract with AVLIC is so impaired as to be likely to result in a default thereunder, or that any amount payable under any such Contract is not fully collectible.

        (e) To the Knowledge of ALIC, each insurance agent, at the time such agent wrote, sold or produced business for AVLIC at any time since December 31, 1990, was duly licensed as an insurance agent for the type of business written, sold or produced by such insurance agent in the particular jurisdiction in which such agent wrote, sold or produced such business. To the Knowledge of ALIC, no such insurance agent violated (or with or without notice or lapse of time, or both, would have violated) any term or provision of any Law or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of business for AVLIC, except for violations which have been cured, which have been resolved or settled through agreements with applicable governmental authorities or which are barred by all applicable statutes of limitation.

   3.25 [Reserved.]

   3.26 Licenses and Permits. Except as disclosed in Section 3.26 of the Disclosure Schedule (with paragraph references corresponding to those set forth below), and to the Knowledge of ALIC:

        (a) each of AVLIC and AIC owns or validly holds, or will through the Service Agreements be entitled to the benefits or protections afforded by, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business, operation and affairs and that the failure to so own or hold has or would reasonably be expected to have a material adverse effect on the Business or Condition of AVLIC or AIC; and

        (b) all such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments are valid, binding and in full force and effect.

   3.27 [Reserved.]

   3.28 Disclosure. Neither this Agreement nor any certificate required to be furnished by ALIC to AML in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning AVLIC or AIC or omits to state a material fact concerning AVLIC or AIC necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AML

   AML hereby represents and warrants to ALIC as follows:

   4.1 Organization of AML. AML is a corporation duly organized and validly existing under the Laws of the State of Iowa and has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. AML is duly licensed, qualified or admitted to do business in all jurisdictions in which the failure to be so licensed, qualified or admitted, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of AML to perform its obligations under this Agreement or on the Business or Condition of AML.

   4.2 Authority of AML. The board of directors of AML has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by AML and the performance by AML of its obligations under this Agreement have been duly and validly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of AML and is enforceable against AML in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

   4.3 Authority for Joint Venture. On the Closing Date, the Board of directors of AML will have duly and validly approved the Joint Venture and the transactions contemplated in connection therewith and hereby. On the entry into the Joint Venture in accordance with this Agreement, the performance by AML of its obligations in connection therewith will be duly and validly authorized by all necessary corporate action on the part of AML.

   4.4 No Conflicts or Violations. The execution and delivery of this Agreement by AML do not, and the performance by AML of its obligations under this Agreement will not:

        (a) subject to obtaining the approvals contemplated by Sections 5.1 and 5.2 and Sections 6.1 and 6.2 hereof, violate any term or provision of any Law which materially affects the business, operations or financial condition of AML or any writ, judgment, decree, injunction or similar order applicable to AML;

        (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of AML;

        (c) result in the creation or imposition of any Lien upon any of the Assets and Properties of AML;

        (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Contract to which AML is a party or by which any of its Assets and Properties may be bound; or

        (e) require AML to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except, in either case, as contemplated in Section 6.1 or 6.2 hereof.

   4.5 Litigation. There are no actions, suits, investigations or proceedings against AML pending or threatened, and (to the Knowledge of AML) no event, fact or circumstance has arisen or occurred that may reasonably be expected to result in any action, suit, investigation or proceeding against AML at law or in equity in, before or by any Person that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of AML to perform its obligations under this Agreement.

   4.6 Purchase for Investment. The Shares to be acquired under the terms of this Agreement will be acquired by AML for its own account for the purpose of investment and not for the purpose of distribution. AML will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or of any applicable state securities Law regulating the disposition thereof. AML agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities Laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

   4.7 Disclosure. Neither this Agreement nor any certificate required to be furnished by AML to ALIC in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning AML or omits to state a material fact concerning AML necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.


ARTICLE V

COVENANTS OF ALIC

   ALIC covenants and agrees with AML that, at all times after the date hereof and before the Closing (or, with respect to the provisions of Section 5.16 hereof, both before and after the Closing Date), ALIC will comply with all covenants and provisions of this Article V, except to the extent AML may otherwise consent in writing, or to the extent otherwise required or permitted by this Agreement.

   5.1 Regulatory Approvals. ALIC will, and will cause AVLIC and AIC to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable Contract of ALIC or AVLIC or AIC, (b) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required for ALIC, AVLIC or AIC to permit ALIC to consummate the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as AML or such authorities may reasonably request, and (d) cooperate with AML in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities and others required for AML to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in the State of Nebraska.

   5.2 HSR Filings. ALIC will, and will cause its Affiliates to, (a) take promptly all actions necessary to make the filings required of ALIC or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by ALIC or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with AML in connection with AML's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

   5.3 Investigation by AML. ALIC will provide, and will cause AVLIC and AIC to provide, (a) AML and its counsel, accountants, actuaries and other representatives with access, upon reasonable notice and during normal business hours, to all facilities, officers, employees, agents, accountants, actuaries, Assets and Properties, and Books and Records of AVLIC and AIC and will furnish AML and such other Persons during such period with all such information and data (including without limitation copies of or information concerning all material Contracts, Benefit Plans, market conduct and financial examinations, Tax records, insurance coverage and other Books and Records) concerning the business, operations and affairs of AVLIC and AIC, and all such additional information and data with respect to the Tax records and Benefit Plans of ALIC, as AML or any of such other Persons reasonably may request and (b) AML with notice of and full access to all meetings (and all actions by written consent in lieu thereof) of the respective boards of directors and stockholders of AVLIC and AIC involving matters which are not in the ordinary course of business and consistent with past practice of AVLIC or AIC, except such meetings as involve only matters related to the consummation of the transactions contemplated herein.

   5.4 No Negotiations, etc. ALIC will not take, and will not permit AVLIC or AIC or any other Affiliate of ALIC (or permit any other Person acting for or on behalf of any of them) to take, directly or indirectly, any action, except as permitted or required by this Agreement, (a) to seek or encourage any offer or proposal from any Person to acquire any shares of capital stock or any other securities of AVLIC or AIC or any interests therein or Assets and Properties thereof or interests therein, (b) to merge, consolidate or combine, or to permit any other Person to merge, consolidate or combine, with AVLIC or AIC, (c) in the case of AVLIC or AIC, to acquire or agree to acquire blocks of business or all or substantially all the Assets and Properties or capital stock or other equity securities of any other Person, (d) to liquidate, dissolve or reorganize AVLIC or AIC, (e) to acquire or transfer any Assets and Properties of AVLIC or AIC or any interests therein, except as contemplated by the terms of this Agreement,
(f) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination or reorganization with respect to AVLIC or AIC, (g) to furnish or cause to be furnished any information with respect to AVLIC or AIC to any Person (other than AML or as provided in Section 5.3) that ALIC, AVLIC or AIC, or any other Affiliate of ALIC (or any Person acting for or on behalf of any of them) knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution or reorganization with respect to AVLIC or AIC, or (h) to enter into any other commitment (with respect to AVLIC or AIC or otherwise) which would have a material adverse effect on ALIC's ability to perform its obligations under this Agreement. If ALIC, AVLIC or AIC, or any other Affiliate of ALIC, receives from any Person (other than AML) any offer, proposal or informational request that is subject to this Section 5.4, ALIC will promptly advise such Person, by written notice, of the terms of this Section 5.4 and will promptly deliver a copy of such notice to AML. Nothing herein shall prohibit ALIC from acquiring the Shares of AIC as agreed pursuant to Section 3.6 hereof.

   5.5 Conduct of Business. ALIC will cause AVLIC and AIC to conduct their business (including, without limitation, relationships with policyholders, agents and service providers, conduct of marketing efforts, compliance with Laws, maintenance of Books and Records and maintenance of licenses and regulatory approvals) only in the ordinary course of business and consistent with past practice, except as otherwise provided in this Agreement or except as AML may otherwise consent in writing.

   5.6  Financial Statements and Reports.

        (a) As promptly as practicable (i.e., whether before or after the Closing Date) after each calendar quarter or year ending after the third quarter of 1995 and before the Closing Date, ALIC will deliver to AML true and complete copies of the following:

             (1) the SAP Statement filed by AVLIC for each quarter or year then ended and each quarterly or annual GAAP Statement of AIC or AVLIC;

             (2) presentations for AVLIC reflecting, as of the end of each such quarter, the information of the type required by the line items set forth on pages 2, 3, 4, 5, 8, 9, 12, 13 and 13.1 and on Schedules A through DB and S of the Annual Statement of AVLIC (and the corresponding pages and Schedules of the Annual Statement of AVLIC's separate account), which presentations shall be prepared in accordance with SAP and will present fairly, in all material respects, the admitted assets, Liabilities and capital and surplus of AVLIC as of the date thereof and its results of operations and cash flows for and during the respective periods covered thereby;

             (3) with respect to the year ending on December 31, 1995, audited GAAP Statements with respect to AVLIC and AIC; and

             (4) with respect to the quarter ending on March 31, 1996, Verified unaudited GAAP Statements with respect to AVLIC and AIC.

        (b) As promptly as practicable, ALIC will deliver to AML true and complete copies of such other material financial statements, reports or analyses as may be prepared or received by ALIC, or any other Affiliate of ALIC (other than AVLIC or AIC) and as relate to any of the business, operations or affairs of AVLIC or AIC, including without limitation normal internal reports which AVLIC or AIC prepares (such as those reflecting monthly premiums, claims and cash flow) and special reports (such as those of financial consultants).

   5.7 Employee and Agent Matters. ALIC will cause AVLIC and AIC to refrain from directly or indirectly, without the consent of AML:

             (1) hiring, employing, engaging, recruiting, or otherwise taking on any employee other than in the ordinary course of business;

             (2) adopting, entering into, amending, altering or terminating, partially or completely, any agency, consultation or representation Contract, other than in the ordinary course of business and in accordance with past practice, that is, or had it been in existence on the date of this Agreement would have been, required to be disclosed pursuant to Section 5.3 hereof;

             (3) entering into, other than in the ordinary course of business and in accordance with past practice, any Contract with any AVLIC or AIC Representative that is not terminable by AVLIC or AIC, without penalty or other Liability, upon not more than 30 calendar days' notice.

   5.8 No Charter Amendments. ALIC will cause each of AVLIC and AIC to refrain from amending its articles or certificate of incorporation or by-laws and from taking any action with respect to any such amendment.

   5.9 No Issuance of Securities. ALIC will cause each of AVLIC and AIC to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any Contract or granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants or rights to purchase any such convertible securities.

   5.10 No Dividends. Except as set forth in Section 5.10 of the Disclosure Schedule or except as ALIC otherwise informs AML, ALIC will cause each of AVLIC and AIC to refrain from declaring, setting aside or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock.

   5.11 No Disposal of Property. Except as set forth in Section 5.11 of the Disclosure Schedule or as otherwise expressly provided in this Agreement, ALIC will cause each of AVLIC and AIC to refrain from (a) disposing of any of its Assets and Properties and from permitting any of its Assets and Properties to be subjected to any Liens, except to the extent any such disposition or any such Lien is made or incurred in the ordinary course of business and consistent with past practice, (b) selling any material part of its insurance products, operations or business to any Third Party (other than sales of insurance products in the ordinary course of business consistent with past practice), (c) entering into any Contracts obligating it to administer the insurance operations of any other Person and (d) entering into any Contracts permitting any other Person to administer its insurance operations.

   5.12 No Breach or Default. ALIC will cause each of AVLIC and AIC to refrain from violating, breaching or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation, breach or default, in any way under any term or provision of any Contract to which it is a party or by which any of its Assets and Properties is or may be bound.

   5.13 No Indebtedness. Except in the ordinary course of business and consistent with past practice and except for existing contractual obligations, ALIC will cause AVLIC and AIC to refrain from creating, incurring, assuming, guaranteeing or otherwise becoming liable for, and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any Liability, and from waiving any right to receive any direct or indirect payment or other benefit under any Liability owing to it.

   5.14 [Reserved.]

   5.15 Intercompany Liabilities. At or prior to the Closing, all existing Intercompany Liabilities owed by or to AVLIC or AIC shall have been paid or accrued. Each Contract of AVLIC or AIC which shall remain in effect after the Closing Date and, upon performance by any party thereto, give rise to any Intercompany Liability shall be in writing, shall have been provided to AML pursuant to Section 5.3 hereof, and shall be described in Section 5.15 of the Disclosure Schedule.

   5.16 Tax Matters. ALIC will refrain and will cause each of AVLIC and AIC to refrain from making, filing, or entering into (whether before or after the Closing) any election, consent or agreement with respect to any Tax matters which would have any effect on AVLIC, AIC or any of their respective Assets and Properties for any Tax period ending after the Closing Date.

   5.17 Disclosure Schedule.  ALIC shall deliver the Disclosure Schedule to
AML within 12 days after the date of this Agreement. Any matter disclosed under one Section of the Disclosure Schedule shall be considered to be disclosed under all other applicable Sections of the Disclosure Schedule from which it is inadvertently omitted and, to the extent AML has actual knowledge of (or obtains information sufficient to cause a reasonable person to make further inquiry with respect to) any matter required to be disclosed by ALIC or its Affiliates hereunder, such matter shall be deemed disclosed (but only to the extent of such actual knowledge or such further reasonable inquiry).

   5.18 Notice and Cure. ALIC will notify AML promptly in writing of, and contemporaneously will provide AML with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of ALIC under this Agreement to be breached, or that renders or will render untrue any representation or warranty of ALIC contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. ALIC also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.


ARTICLE VI

COVENANTS OF AML

   AML covenants and agrees with ALIC that, at all times after the date hereof and before the Closing, AML will comply with all covenants and provisions of this Article VI, except to the extent ALIC may otherwise consent in writing, or to the extent otherwise required or permitted by this Agreement.

   6.1 Regulatory Approvals. AML will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of AML to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in the State of Nebraska, including but not limited to the approval of the Director of Insurance for the State of Nebraska of AML's Statement; (b) provide such other information and communications to such governmental and regulatory authorities as ALIC or such authorities may reasonably request, and
(c) cooperate with ALIC, AVLIC and AIC in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities required of ALIC, AVLIC or AIC to consummate the transactions contemplated hereby.

   6.2 HSR Filings. AML will (a) take promptly all actions necessary to make the filings required of AML under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by AML from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with ALIC in connection with ALIC's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

   6.3 Investigation by ALIC. AML will provide ALIC and its counsel, accountants, actuaries and other representatives with access, upon reasonable notice and during normal business hours, to its facilities, officers, employees, agents, accountants, actuaries, Assets and Properties, and Books and Records and will furnish ALIC and such other Persons during such period with all such information and data (including without limitation copies of Contracts and other Books and Records) concerning AML's Distribution Force and the operation of its Fixed Annuity business as ALIC or any of such other Persons reasonably may request.

   6.4 No Negotiations, etc. AML will not take, and will not permit any Affiliate of AML (or permit any other Person acting for or on behalf of any of them) to take, directly or indirectly, any action, except as permitted or required by this Agreement, (a) to seek or encourage any offer or proposal from any Person by which AML or any Affiliate thereof would acquire a controlling interest in any Person whose primary business is variable life insurance, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination or reorganization, or (c) to enter into any other commitment which would have a material adverse effect on AML's ability to perform its obligations under this Agreement.

   6.5 Notice and Cure. AML will notify ALIC promptly in writing of, and contemporaneously will provide ALIC with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of AML under this Agreement to be breached, or that renders or will render untrue any representation or warranty of AML contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. AML also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.


ARTICLE VII

CONDITIONS TO OBLIGATIONS OF AML

   The obligations of AML hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by AML in its sole discretion).

   7.1 Representations and Warranties. On and as of the Closing Date there shall not exist any breaches of representations and warranties made by ALIC in this Agreement (which representations and warranties shall be deemed restated and made on and as of the Closing Date), which breaches individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business and Condition of AVLIC or AIC.

   7.2 Performance. ALIC shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by ALIC at or before the Closing, including those specifically referred to elsewhere in this Article VII.

   7.3 Officer's Certificates. ALIC shall have delivered to AML a certificate, dated the Closing Date in form reasonably acceptable to AML and executed by the chief executive officer or chief financial officer of ALIC, certifying (with respect to ALIC and, as appropriate, AVLIC and AIC) as to the fulfillment of the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.6, 7.8 and 8.7 hereof. In addition, ALIC shall have delivered to AML a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of ALIC, certifying that ALIC has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement and that the resolutions (true and complete copies of which shall be attached to the certificate) of the board of directors of ALIC with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

   7.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

   7.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree or similar order of any court or similar Person restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

   7.6 No Proceeding or Litigation. There shall not be instituted, pending or (to the Knowledge of AML) threatened any action, suit, investigation or other proceeding in, before or by any court, governmental or regulatory authority or other Person to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding would, in the opinion of AML, result in a decision, ruling or finding that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of ALIC or AML to perform its obligations under this Agreement, or on the Business or Condition of AVLIC or AIC. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship or similar proceeding with respect to any one or more of AVLIC, AIC or ALIC.

   7.7 Consents, Authorizations, etc. All orders, consents, permits, authorizations, approvals and waivers of every Person necessary to permit AML to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and to permit AML to acquire its interest in the Joint Venture pursuant to this Agreement (including without limitation any requisite action of the insurance regulatory authorities in the State of Nebraska, in each case without the abrogation or diminishment of the authority or license of AVLIC or AIC or the imposition of significant restrictions upon the transactions contemplated hereby) shall have been obtained and shall be in full force and effect. The aforesaid consents include but are not limited to the written approval of the Director of Insurance for the State of Nebraska of AML's Statement, which approval shall provide AML with the right to enter into the transactions contemplated in this Agreement and to exercise the Option and to become the purchaser of all of the Shares of Holding Company at any Auction or Unilateral Auction conducted in accordance with this Agreement or any related Contract, all without further action of the Nebraska Director of Insurance.

   7.8 No Adverse Change. Except (i) as disclosed in Section 3.12 of the Disclosure Schedule or in the notes to the December 31, 1994 SAP Statements,
(ii) for changes or developments relating to the conduct of the business of AVLIC or AIC after the date of this Agreement in conformity with the requests of AML or as otherwise provided for in this Agreement, or (iii) for changes affecting life insurance companies in general which do not have a material adverse effect on the Business or Condition of AVLIC or AIC, since December 31, 1994, there shall not have been, occurred or arisen any change, event (including without limitation any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of AVLIC or AIC.

   7.9 Contracts. ALIC shall have provided AML with copies or access to the originals of all material Contracts to which AVLIC and AIC is a party or by which it or its Assets and Properties are bound, including all reinsurance, coinsurance or other similar Contracts, and AML shall have determined in its reasonable discretion that such Contracts which will remain in force as of the Closing Date are satisfactory as to form and substance. Except as otherwise identified by ALIC, each such material Contract is in full force and effect and constitutes a valid, binding and enforceable obligation of AVLIC or AIC and, to the Knowledge of ALIC, of each other Person that is a party thereto in accordance with its terms subject to equitable rights and the rights of creditors, and neither AVLIC, AIC nor, to the Knowledge of ALIC, any other Person who is a party to such Contract has materially breached or defaulted under any such Contract.

   7.10 Examinations. ALIC shall have provided AML with copies or access to the originals of the two most recent market conduct and financial examinations of AVLIC issued by any insurance regulatory authority, and AML shall have determined in its reasonable discretion that the matters addressed in such examinations have been resolved to the satisfaction of all applicable insurance regulatory authorities.

   7.11 Opinion of Counsel. ALIC shall have delivered to AML the opinion, in form and substance reasonably acceptable to AML, dated the Closing Date, of Norman M. Krivosha, Corporate General Counsel of ALIC, confirming and opining as to (i) the representations set forth in Sections 3.1 through 3.7, 3.10, 3.18 and
3.19 hereof; (ii) satisfaction of the covenants set forth in Section 5.1 hereof; and (iii) satisfaction of the conditions set forth in Sections 8.4 through 8.7 hereof.


ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF ALIC

   The obligations of ALIC hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by ALIC in its sole discretion).

   8.1 Representations and Warranties. On and as of the Closing Date there shall not exist any breaches of representations and warranties made by AML in this Agreement (which representations and warranties shall be deemed restated and made on and as of the Closing Date), which breaches individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business and Condition of AVLIC or AIC.

   8.2 Performance. AML shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by AML at or before the Closing, including those specifically referred to elsewhere in this Article VIII.

   8.3 Officer's Certificates. AML shall have delivered to ALIC a certificate, dated the Closing Date in form reasonably acceptable to ALIC and executed by the chief executive officer or the chief financial officer of AML, certifying the fulfillment of the conditions set forth in Sections 7.7, 8.1, 8.2, 8.4, 8.5 and 8.6 hereof. In addition, AML shall have delivered to ALIC a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of AML certifying (as appropriate) that AML has duly and validly taken all action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the board of directors of AML with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

   8.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

   8.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree or similar order of any court or similar Person restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

   8.6 No Proceeding or Litigation. There shall not be instituted, pending or (to the Knowledge of ALIC) threatened any action, suit, investigation or other proceeding in, before or by any court, governmental or regulatory authority, or other Person, to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding may, in the opinion of ALIC, result in a decision, ruling or finding that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of AML or ALIC to perform its obligations under this Agreement. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship or similar proceeding with respect to AML.

   8.7 Consents, Authorizations, etc. All orders, consents, permits, authorizations, approvals and waivers of every Person necessary to permit ALIC to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

   8.8 Examinations. AML shall have provided ALIC with copies or access to the originals of the two most recent market conduct and financial examinations of AML issued by any insurance regulatory authority, and ALIC shall have determined in its reasonable discretion that the matters addressed in such examinations have been resolved to the satisfaction of all applicable insurance regulatory authorities.

   8.9 Opinion of Counsel. AML shall have delivered to ALIC the legal opinion, in form and substance reasonably acceptable to ALIC, dated the Closing Date, of Joseph K. Haggerty, General Counsel of AML, confirming and opining as to (i) the representations set forth in Sections 4.1 through 4.4 hereof; (ii) satisfaction of the covenants set forth in Section 6.1 hereof; and (iii) satisfaction of the conditions set forth in Sections 7.4 through 7.7 hereof.


ARTICLE IX

SURVIVAL OF PROVISIONS; REMEDIES

   9.1 Survival. Without limiting any other provision of this Agreement, the representations, warranties, covenants and agreements respectively required to be made by ALIC and AML in this Agreement, or in any certificate, respectively, delivered by ALIC or AML pursuant to Section 7.3 or Section 8.3 hereof will survive the Closing:

        (a) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of ALIC respectively set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.20 and 3.21(a) hereof, (ii) the representations and warranties of AML set forth in Sections 4.1, 4.2 and 4.5 hereof, and (iii) the indemnification agreements respectively set forth in Sections 10.1, 10.2 and, to the extent necessary to enforce the representations and warranties listed in clause (i) of this subparagraph (a), 10.3 hereof; and

        (b) until December 31, 1998 in the case of all other representations, warranties, covenants and agreements, except that covenants and agreements to be performed after the Closing will survive the Closing in accordance with their terms.

If a notice of any matter or claim as to which indemnity is sought hereunder is given before expiration of the applicable time period referenced above, then (notwithstanding such expiration) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, resolution of such claim.

   9.2 Available Remedies. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of precedent conditions or of precedent requirements imposed upon another party hereto, the remedy of specific performance shall be available to a non-breaching and non- defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing on the Closing Date. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity; provided, however, that except as otherwise provided in this Agreement after Closing the sole and exclusive remedies of any party hereto with respect to all claims for Damages arising out of any claimed breach of this Agreement shall be as provided in Article X hereof. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

   9.3 Survival of Joint Venture Provisions. Notwithstanding anything to the contrary in this Article IX, the entirety of Article II hereof (and of Articles XII and XIII as provided therein) shall survive the Closing and be effective according to their terms.


ARTICLE X

INDEMNIFICATION

   10.1 Special Indemnification. The parties acknowledge that ALIC is unable to make affirmative representations and warranties as to certain tax matters and other matters addressed in this Section 10.1, although it has no knowledge that such representations are not true and correct. However, the parties have agreed that, except for the items disclosed in Section 10.1(b) of the Disclosure Schedule (which, if disclosed, shall relieve ALIC from any liability therefor), ALIC shall make certain indemnifications with respect to such matters, as provided in this Section 10.1.

        (a) If any statement in Section 10.1(b) is not true and correct, and if any of AVLIC, AIC, Holding Company or AML incur any Liabilities or Damages which would not have been incurred if such statement had been true and correct, then:

             1) If a director, officer, manager or supervisor of ALIC, AVLIC or AIC had actual knowledge, at or prior to the Closing Date, that such statement was not true and correct, then ALIC shall pay, and shall indemnify AVLIC, AIC, Holding Company and AML in respect of, and hold each of them harmless against, any and all such Liabilities and Damages.

             2) If no director, officer, manager or supervisor of ALIC, AVLIC or AIC had the actual knowledge described in the foregoing paragraph, then ALIC shall pay, and shall indemnify AVLIC, AIC, Holding Company and AML in respect of, and hold each of them harmless against, any and all such Liabilities and Damages, but only to the extent that the cumulative total of all such Liabilities and Damages exceeds, in the aggregate, $5,000,000.

It is understood and agreed that, to the extent that any Tax payment, deduction or other calculation involves a Tax benefit to AVLIC or AIC which is subsequently delayed but the benefit of which will ultimately be realized in full, the Liability or Damage associated therewith which is indemnified hereunder shall include only the time value of the amount of the benefit delayed.

        (b) The following statements are set forth solely for the purposes of this Section 10.1, as explained above, and are not intended to serve as representations or warranties of any party. Each of these statements shall be deemed made as of the date of this Agreement and restated as of the Closing
Date:

             (1) Except as set forth in Section 10.1(b)(1) of the Disclosure Schedule, for all Tax periods ending on or prior to the Closing Date, each of AVLIC and AIC, or ALIC on behalf of or with respect to AVLIC and/or AIC, has within the time and manner prescribed by Law paid all Taxes that are due and payable and has established reserves on the respective GAAP books of AVLIC or AIC which are adequate for the full payment of all Taxes of AVLIC or AIC which are not yet due and payable or which may otherwise be determined after Closing to have been due.

             (2) Except as set forth in Section 10.1(b)(2) of the Disclosure Schedule, at the Closing, neither AVLIC nor AIC shall be a party to or be bound by any Tax sharing Contract or arrangement which shall have any effect on AVLIC or AIC for any Tax period after the Closing Date.

             (3) Except as set forth in Section 10.1(b)(3) of the Disclosure Schedule, from and after Closing, AVLIC and AIC shall not have any obligation with respect to any period ending on or prior to the Closing Date for any Taxes of any Person other than AVLIC or AIC.

             (4) Except as set forth in Section 10.1(b)(4) of the Disclosure Schedule, AVLIC and AIC shall not, for any reason other than a change after the Closing Date in applicable Tax Laws, suffer, for any Tax period beginning after the Closing Date, any reduction, elimination or other unavailability of any deductions or other Tax benefits which are on the financial statements of AVLIC and/or AIC as of December 31, 1995.

             (5) Except as set forth in Section 10.1(b)(5) of the Disclosure Schedule, the tax treatment under the Code of all insurance, annuity or investment policies, plans or contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; and any similar or related policy, contract, plan or product, whether individual, group or otherwise, issued or sold by AVLIC, is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of its issuance or purchase, except for changes resulting from changes to the Code effective after the date of such issuance or purchase. For purposes of this Section 10.1(b), the provisions of the Code relating to the tax treatment of such Contracts shall include, but not be limited to, Sections 72, 79, 89, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501, 505, 817, 818, 7702
and 7702A of the Code.

             (6) Except as set forth in Section 10.1(b)(6) of the Disclosure Schedule, AVLIC neither offers nor sells any pension, profit sharing, defined benefit, Code Section 401(k) and other retirement or employee benefit plan or Contract (including, but not limited to, simplified employee pension plans, Code
Section 403(a), (b) and (c) annuities, Keogh plans and individual retirement accounts and annuities) to, or for the benefit of any employees of, any other Person; and neither AVLIC nor AIC provides administrative or other contractual services for any such plan or Contract, including, but not limited to, any Third Party administrative services for any Benefit Plan.

   10.2 Benefit Plan Indemnification. ALIC agrees to indemnify AVLIC, AIC, Holding Company and/or AML in respect of, and hold each of them harmless against, any and all Damages resulting from or relating to any Benefit Plan to which AVLIC and/or AIC was a party at any time prior to the Closing Date.

   10.3 Other Indemnification.

        (a)  Subject to the provisions of Article IX and Sections 10.1 and
10.2 hereof, ALIC agrees to indemnify AVLIC, AIC, Holding Company and/or AML in respect of and hold each of them harmless against any and all Damages resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement on the part of ALIC made as a part of or contained in this Agreement, or any certificate delivered by or for ALIC pursuant to Section 7.3 hereof. Notwithstanding anything to the contrary in this Section 10.3(a), ALIC shall not have any liability for any Damages under this Section 10.3(a), except for Damages resulting from or relating to any misrepresentation or breach of warranty contained in Section 3.6, 3.20 or 3.21(a) or any nonfulfillment of or failure to perform any covenant or agreement on the part of ALIC contained in Article V of this Agreement or any certificate delivered by or for ALIC in connection therewith, until and unless the cumulative total of such Damages exceeds in the aggregate $50,000, it being understood that after such Damages exceed in the aggregate $50,000, ALIC shall be liable to AML for all such Damages including such $50,000; provided, however, that the limitations of this sentence shall not apply to any Damages resulting from ALIC's intentional, willful or reckless misrepresentations or breaches of covenants or agreements made as a part of or contained in this Agreement.

        (b) Subject to the provisions of Article IX, AML agrees to indemnify AVLIC, AIC, Holding Company and/or ALIC in respect of, and hold ALIC harmless against, any and all Damages resulting from or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of AML made as a part of or contained in this Agreement or any certificate delivered by or for AML pursuant to Section
8.3 hereof. Notwithstanding anything to the contrary in this Section 10.3(b), AML shall not have any liability for any Damages under this Section 10.3(b), except for any nonfulfillment of or failure to perform any covenant or agreement on the part of AML contained in Article V of this Agreement or any certificate delivered by or for AML in connection therewith, until and unless the cumulative total of such Damages exceeds in the aggregate $50,000, it being understood that after such Damages exceed in the aggregate $50,000, AML shall be liable to ALIC for all such Damages including such $50,000; provided, however, that the limitations of this sentence shall not apply to any Damages resulting from AML's intentional, willful or reckless misrepresentations or breaches of covenants or agreements made as a part of or contained in this Agreement.


ARTICLE XI

TERMINATION
   11.1 Termination. Prior to the Closing, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

        (a) at any time before the Closing, by mutual written agreement of ALIC and AML;

        (b) by either party if the parties do not agree within 14 days of the date hereof upon the terms of the Service Agreement to be attached hereto as Exhibit G (which agreement shall be evidenced by the initials of a duly authorized representative of each of the parties on the signature page of such Exhibit G);

        (c) at any time by ALIC if any of the covenants set forth in Article VI shall have been breached or any of the conditions set forth in Article VIII hereof shall not have been satisfied, performed or complied with, in any material respect, at or before the Closing Date and such breach, non-satisfaction, non-performance or non-compliance has not been cured or eliminated within 30 days after notice thereof has been given to AML; provided that at the time of such termination ALIC has neither breached any of the covenants set forth in Article V nor failed to satisfy, perform or comply with any of the conditions set forth in Article VII hereof, in any material respect;

        (d) by AML if the Disclosure Schedule is not delivered to AML within twelve (12) days after the date of this Agreement, but AML's right to terminate this Agreement pursuant to this Section 11.1(d) shall end upon its receipt of the Disclosure Schedule;

        (e) at any time by AML if any of the covenants set forth in Article V shall have been breached or any of the conditions set forth in Article VII hereof shall not have been satisfied, performed or complied with, in any material respect, before the Closing Date and such breach, non-satisfaction, non-performance or non-compliance has not been cured or eliminated within six
(6) days after notice thereof has been given to ALIC, provided that at the time of such termination AML has neither breached any of the covenants set forth in
Article VI nor failed to satisfy, perform or comply with any of the conditions set forth in Article VIII hereof, in any material respect;

        (f) by AML if the Disclosure Schedule or AML's investigation pursuant to Section 5.3 hereof discloses, with respect to AVLIC or AIC, any material event, trend, condition, Contract, Liability, action, suit, proceeding, claim, circumstance or fact of any character that is not acceptable to AML, in its sole discretion, and AML gives notice thereof to ALIC within eighteen (18) days after the date of this Agreement, and such non-acceptable event, trend, condition, Contract, Liability, action, suit, proceeding, claim, circumstance or fact has not been cured or eliminated within six (6) days after notice thereof has been given to ALIC;

        (g) by ALIC if ALIC's investigation pursuant to Section 6.3 hereof discloses, with respect to AML's Distribution Force or the operation of its Fixed Annuity business, any material event, trend, condition, Contract, Liability, action, suit, proceeding, claim, circumstance or fact of any character that is not acceptable to ALIC, in its sole discretion, and ALIC gives notice thereof to AML within eighteen (18) days after the date of this Agreement, and such non-acceptable event, trend, condition, Contract, Liability, action, suit, proceeding, claim, circumstance or fact has not been cured or eliminated within six (6) days after notice thereof has been given to AML; or

        (h) at any time after July 31, 1996, by ALIC or AML, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant or agreement included herein) by the party electing to terminate pursuant to this clause (h); provided, however, that either party may by notice to the other extend such date to September 30, 1996 if the only conditions to Closing not satisfied as of July 31, 1996 are those set forth in Sections 7.4, 7.7, 8.4 or 8.7 hereof.

   11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement will forthwith become null and void, and there will be no Liability on the part of ALIC or AML (or any of their respective officers, directors, employees, agents, consultants or other representatives), except that any such termination shall be without prejudice to any claim which either party may have against the other for breach of this Agreement (or any representation, warranty, covenant or agreement included herein). All reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a non-breaching party who terminates this Agreement upon a breach by the other under Section 11.1(c) or
(e) hereof will be reimbursed promptly by the breaching party.

   11.3 Limited Effect. The provisions of this Article XI shall be effective only prior to Closing, and may not be invoked to terminate the Joint Venture, which shall be governed solely by Articles II, XII and XIII of this Agreement.


ARTICLE XII

NOTICES
   12.1 All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when tendered if delivered by hand, or when received if sent by telecopy, or on the next Business Day if sent by overnight delivery service, or three Business Days after mailing by certified mail, return receipt requested, with first class postage prepaid, to the parties at the following addresses:

   If to ALIC, to:     Ameritas Life Insurance Corp.
                       One Ameritas Way
                       P.O. Box 81889
                       Lincoln, NE 68501-1889
                       Fax: (402) 467-7939
                       Attn.:  President

   with a copy to:     Ameritas Life Insurance Corp.
                       One Ameritas Way
                       P.O. Box 81889
                       Lincoln, NE 68501-1889
                       Fax: (402) 467-7956
                       Attn.: General Counsel

   If to AML, to:      American Mutual Life Insurance Company
                       611 Fifth Avenue
                       Des Moines, IA 50309
                       Fax: (515) 283-3402
                       Attn.: Chief Executive Officer

   with a copy to:     American Mutual Life Insurance Company
                       611 Fifth Avenue
                       Des Moines, IA 50309
                       Fax: (515) 283-3402
                       Attn.: General Counsel

Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

   12.2 To the extent any action must be taken by one party hereunder within a limited period of time after a notice or other document is deemed to have been duly given by the other party pursuant to Section 12.1 hereof, then the period within which such action must be taken shall not commence until such notice or other document is actually received.

   12.3 The parties agree that, with respect to any Contract, offer or other document contemplated by this Agreement, the execution and transmittal of any such document by facsimile as set forth herein shall be of the same binding effect on the party so executing and transmitting the document as the delivery of an original of such document bearing the handwritten execution of such party. Each of the parties hereby agrees that it will promptly forward to the other an executed original of any document transmitted by facsimile, but the failure to do so or the absence of arrival thereof shall have no effect on the binding nature of the document previously executed by facsimile.


ARTICLE XIII

MISCELLANEOUS
   13.1 Entire Agreement. Except for documents executed by ALIC and AML pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule and other Contracts and documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. In consideration of the execution of this Agreement and the prior version of this Agreement, the Joint Venture Agreement dated as of March 8, 1996 between the parties to this Agreement and the First Amendment thereto dated as of April 1, 1996 are hereby superseded in their entirety by this Agreement.

   13.2 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article X and Section 11.2 hereof), each of ALIC and AML will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

   13.3 Public Announcements. At all times at or before the Closing, ALIC and AML will each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If ALIC and AML are unable to agree on or approve any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to a party, required by Law or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this Section 13.3 may be disclosed or otherwise provided by ALIC or AML to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

   13.4 Further Assurances. ALIC and AML agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of AVLIC and AIC.

   13.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the chief executive officer or chief financial officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a prior or future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

   13.6 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all parties hereto.

   13.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

   13.8 No Third Party Beneficiary.  The terms and provisions of this
Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person. Notwithstanding the foregoing, it is understood that Holding Company, AVLIC and AIC are the direct beneficiaries of the indemnification rights set forth in Article X hereof and the parties' obligations pursuant to Article II hereof. The parties expressly agree that Holding Company, AVLIC and/or AIC may enforce those rights directly by and for themselves. Without limiting the foregoing, it is also expressly agreed that ALIC and/or AML shall have the right independently to enforce those rights against the other party to this Agreement (through a lawsuit or otherwise) on behalf of Holding Company, AVLIC and/or AIC.

   13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nebraska (without regard to such State's conflicts of law provisions).

   13.10 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and assignees.

   13.11 Assignment Limited. Except as otherwise provided herein, this Agreement or any right hereunder or part hereof may not be assigned by any party to any Person who is not an Affiliate of such Person hereto without the prior written consent of the other party hereto.

   13.12 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; and (f) parentheses are used in the text hereof for ease of interpretation, and language set forth in parentheses shall have the same force and effect as any other text. The parties hereto have worked closely together in drafting, negotiating and reviewing this Agreement, and therefore acknowledge and agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

   13.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of ALIC or AML under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of ALIC and AML, effective as of the date first written above.


AMERITAS LIFE INSURANCE CORP.         AMERICAN MUTUAL LIFE
                                      INSURANCE COMPANY

     /s/ Lawrence J. Arth                 /s/ Roger K. Brooks
By: -------------------------         By: --------------------------
     Chief Executive Officer               Chief Executive Officer
Its: ------------------------         Its: -------------------------